EXHIBIT 2.1

SALE AND PURCHASE AGREEMENT
dated December 8, 2013
between
Matrix North American Construction, Inc.

and

Matrix Canadian Holdings, Inc.

as Buyers,

Matrix Service Company

as a Buyer Party,

Kvaerner North American Construction Inc.
and
Kværner AS
as Sellers
and
Kværner ASA
as Sellers’ Guarantor

SALE AND PURCHASE AGREEMENT
THIS SALE AND PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 8, 2013 by and among MATRIX NORTH AMERICAN CONSTRUCTION, INC., a Delaware corporation (“US Buyer”), MATRIX CANADIAN HOLDINGS, INC., a corporation incorporated under the laws of New Brunswick, Canada (“Canadian Buyer” and, together with US Buyer each a “Buyer” and, collectively, “Buyers”), MATRIX SERVICE COMPANY, a Delaware corporation (“Matrix”, and together with Buyers, the “Buyer Parties”), KVAERNER NORTH AMERICAN CONSTRUCTION INC., a Delaware corporation (“KNAC INC”), KVÆRNER AS, a company organized under the laws of Norway (“KAS” and, together with KNAC INC each a “Seller” and, collectively, “Sellers”), and KVÆRNER ASA, a company organized under the laws of Norway (the “Sellers’ Guarantor”). Buyers, Matrix, Sellers and Sellers’ Guarantor are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party”.
RECITALS:

A.KAS holds 100% of the issued and outstanding shares in Kvaerner North American Construction Ltd. (the “Purchased Shares”), a company organized under the federal laws of Canada (“KNAC LTD”).
B.    Each of KNAC INC and KNAC LTD is engaged in the business of design, engineering, unionized direct hire employee based construction, fabrication and maintenance services to the iron & steel, power, industrial and nuclear sectors in the United States and Canada, respectively (as such business is currently being conducted, and excluding the Excluded Assets and the Excluded Liabilities (as defined below), hereinafter referred to as the “Business”).
C.    Subject to the terms and conditions set forth in this Agreement, Sellers desire to sell, assign, transfer, convey and deliver the Purchased Assets (as defined below) to US Buyer and the Purchased Shares to Canadian Buyer, and Buyers desire to purchase and acquire from Sellers the Business as further described in Article I below.
PROVISIONS:

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
SALE AND PURCHASE
Section 1.01    Sale and Purchase of the Purchased Assets. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the covenants, agreements, representations and warranties contained herein, at the Closing, (i) Canadian Buyer is purchasing and acquiring from KAS, and KAS is selling, assigning, transferring, conveying and delivering to Canadian Buyer, free and clear of all Encumbrances, all right, title and interest of KAS in the Purchased Shares (including, for the avoidance of doubt, all underlying assets, rights, liabilities, commitments and obligations of KNAC LTD) and (ii) KNAC INC is selling, assigning, transferring, conveying and delivering to US Buyer, free and clear of all Encumbrances, all right, title and interest of KNAC INC in and to the following assets (as they are existing as at the Effective Time, but subject to Section 4.05 and the other representations and warranties of Sellers set forth in Article IV) (the “Purchased Assets”):
(a)    all trade accounts receivable for the provision of goods or services by KNAC INC;
(b)    all of KNAC INC’s inventories (including all raw materials, work-in-process and finished goods);
(c)    all of KNAC INC’s machinery, equipment, tools, shelving, spare parts, trade fixtures, vehicles (whether titled or untitled), furniture, furnishings, leasehold improvements, telephones, computers and other tangible personal property, including without limitation, as such is described or listed on Schedule 1.01(c) attached hereto;
(d)    all rights and benefits under the Contracts and tenders or bids for Contracts, which are listed on Schedule 1.01(d) attached hereto, including all supporting documentation, work papers, rights with respect to subcontractor bids, and the like (collectively, the “Assumed Contracts”);
(e)    [INTENTIONALLY OMITTED];
(f)    all rights and benefits under the leases listed on Schedule 1.01(f) attached hereto (collectively, the “Assumed Leases”);
(g)    all cash and cash equivalents (including obligations of the U.S. Government) on hand, in banks or wherever located, certificates of deposit and commercial paper;
(h)    all of KNAC INC’s Intellectual Property Rights;
(i)    any prepayments and deposits received from customers prior to Closing and the rights to receive any prepayments received or receivable subsequent to Closing;
(j)    all rights (including indemnification) and choses in action (i) against third parties which affect the use of, or title to, any of the Purchased Assets and/or Assumed Liabilities, arising before or after the Closing, or (ii) which may be asserted as counterclaims, rights of setoff or defenses in any action brought by a third party against US Buyer which relate to the foregoing matters;
(k)    all rights pursuant to any express or implied warranties, representations or guarantees made by suppliers or vendors furnishing goods or services that comprise part of the Purchased Assets and/or Assumed Liabilities;

(l)    all books and records relating to the Purchased Assets and/or Assumed Liabilities, including customer lists, payment histories, price lists, discount schedules, sales and marketing files, promotional materials, artwork and packaging, product files, purchasing records, supplier lists, sales and service records, technical manuals, operating guides and handbooks, personnel records and other books and records (it being agreed that Sellers may retain copies thereof);
(m)    all goodwill;
(n)    all rights and benefits pertaining to the Focus software (including source code); and
(o)    all other assets, rights and property used in connection with the Business other than the Excluded Assets (as defined below).
Section 1.02    Excluded Assets. Buyers and Sellers acknowledge and agree that the Purchased Assets shall not include any of the assets, properties and rights of KNAC INC listed on Schedule 1.02 attached hereto (the “Excluded Assets”). For avoidance of doubt, KNAC INC agrees to retain sponsorship of and all liabilities with respect to KNAC INC Employee Plans, including assets and fiduciary responsibilities (if any), and the Parties acknowledge that Buyers are not assuming sponsorship, receiving assets, or accepting any fiduciary responsibility with respect to KNAC INC Employee Plans.
Section 1.03    Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the covenants, agreements, representations and warranties contained herein, as of the Effective Time, US Buyer shall assume and become responsible for, and shall thereafter pay, perform and discharge the following liabilities, commitments and obligations of KNAC INC as they are existing as at the Effective Time, but subject to the representations and warranties of Sellers set forth in Article IV (the “Assumed Liabilities”):
(a)    trade payables for the provision of goods or services received;
(b)    liabilities, commitments and obligations relating to Annual Valuable Pay Programme (“AVP”) and GVP (Profit Sharing Plan) for 2013;
(c)    obligations under or in connection with the Purchased Assets, whether relating to periods before or after the Effective Time, and including liabilities and obligations pursuant to the Parent Company Guarantees and certain Bank Guarantees as further detailed on Schedule 1.03(c); and
(d)    all other liabilities, commitments, and obligations other than the Excluded Liabilities (as defined below).
Section 1.04    Excluded Liabilities. Notwithstanding any other provision of this Agreement, Sellers shall retain, and neither Buyers nor any of their Affiliates shall assume or have any liability, obligation or responsibility for, any liabilities, commitments or obligations (the “Excluded Liabilities”):

(a)    relating to the Longview Arbitration;
(b)    arising under or pursuant to any KNAC INC Employee Plan, except for the Transition Benefits as described in Section 6.16(c);
(c)    except as provided in Section 6.17(b)(i) and (ii), arising under or pursuant to any Multiemployer Plan;
(d)    arising out of or claims which are or may be submitted to any of KNAC INC’s insurance or surety programs relating to events occurring on or prior to the Effective Time;
(e)    relating to or arising out of any KNAC INC contract with a customer, subcontractor, supplier or vendor which is completed on or prior to the Balance Sheet Date;
(f)    without prejudice to the transfer of Liabilities as between the Parties, the obligation to pay to the relevant Tax authorities the Taxes of KNAC INC incurred in a Tax Period ending after the Closing Date;
(g)    deferred bonus for 2011 and 2012 payable to Employees;
(h)    related to or arising out of the ongoing dispute with Jacobs P&C US inc. for claims relating to a certain tax sharing agreement deemed to be in place prior to January 24, 2011; and
(i)    in respect of any Environmental Condition or Employment-related Claim which exists on or prior to the Effective Time or which is subsequently asserted but relates to events occurring on or prior to the Effective Time.
ARTICLE II

PURCHASE PRICE
Section 2.01     Purchase Price. Subject to the terms and conditions set forth in this Agreement, in reliance upon the covenants, agreements, representations and warranties of Sellers contained herein, and in full consideration of the aforesaid sale, assignment, transfer, conveyance and delivery of the Purchased Assets and the Purchased Shares to Buyers, Buyers shall pay or cause to be paid, in the manner set forth in Section 2.02, the Purchase Price.
Section 2.02    Payment of the Purchase Price.
(a)     At Closing, the Purchase Price is being paid by wire transfer of immediately available U.S. funds to such account(s), and pursuant to such wire instructions, as are designated by the applicable payee(s) to Buyers in writing as set forth in Section 2.02(b).
(b)    No later than three (3) Business Days prior to the Closing Date, Sellers shall have delivered or caused to be delivered a payment instruction notice, in form and substance reasonably acceptable to Buyers and duly executed on behalf of Sellers, containing appropriate wire transfer instructions.

Section 2.03    Cash Receipts, Cash Disbursements and Tax Effect.
(a)    KNAC INC shall compensate US Buyer, on a USD-for-USD basis, for (a) the cash disbursements funded by KNAC INC in relation to the Excluded Assets and/or Excluded Liabilities (“Disbursements”), less (b) the cash, or cash equivalents, received by KNAC INC in relation to the Excluded Assets and/or Excluded Liabilities (“Cash Receipts”, and the difference between Disbursements and Cash Receipts, “Net Disbursements”), during the period between the Balance Sheet Date and the Closing Date (the “Reconciliation Period”).
(b)    US Buyer shall indemnify and hold KNAC INC harmless from the Tax effect of running the US Business during the Reconciliation Period (the “Reconciliation Tax”). The Reconciliation Tax shall be calculated as if the US Business was a separate Taxable unit.
(c)    Disbursements, Deposits and Reconciliation Tax shall be accounted for in accordance with IFRS as applied by the accounting manuals of the Kværner group.
(d)    Two (2) Business Days prior to the Closing, KNAC INC shall provide to US Buyer a statement of estimated Net Disbursements made during the Reconciliation Period less the estimated Reconciliation Tax (the “Estimated Reconciliation Payment”). If, pursuant to such statement:
(i)     The Estimated Reconciliation Payment is a positive amount, such amount shall be deducted from the Purchase Price payable by the Buyers to the Sellers at Closing; and
(ii)    the Estimated Reconciliation Payment is a negative amount, such amount shall be added to the Purchase Price payable by the Buyers to the Sellers at Closing.
(e)    No later than ninety (90) days after the Closing Date, KNAC INC shall provide to Buyers (A) a statement of actual Net Disbursements made during the Reconciliation Period and actual Reconciliation Tax (the “Actual Reconciliation Payment”) (the “Reconciliation Statement”) and (B) copies of the last filed tax returns of KNAC INC for a tax period ending prior to the Balance Sheet Date for each of the types of taxes for which US Buyer is indemnifying KNAC INC as well as so much substantiated information about the operations of the US Business from the Balance Sheet Date until the Effective Time that a tax professional knowledgeable about the tax laws applicable to KNAC INC and the US Business could make reasonable conclusions as to the accuracy of KNAC INC’s calculation of the tax liability of US Buyer for such period. Buyers shall notify Sellers in writing if they object to any portion of the Reconciliation Statement within fifteen (15) days after the statement is delivered to Buyers. If KNAC INC does not receive a written objection (specifying the nature of such objection) by the end of such 15-day period, such Reconciliation Statement shall be deemed final and binding as between the Parties. If Buyers notify KNAC INC that they object to any portion of the Reconciliation Statement (specifying the nature of such objection) on or before the end of such 15-day period, Buyers and KNAC INC shall attempt to mutually resolve any disagreements in good faith regarding such Reconciliation Statement. Any disagreements regarding the Reconciliation Statement that are not resolved within an additional 5-day period by Buyers and

KNAC INC shall be resolved by the Independent Accountant, whose decision shall be final and whose fees shall be shared equally by KNAC INC and Buyers.
(f)    To the extent the Actual Reconciliation Payment (as calculated in the final and binding Reconciliation Statement) exceeds the Estimated Reconciliation Payment, the balance shall be payable by KNAC INC to the Buyers, and to the extent the Actual Reconciliation Payment (as calculated in the final and binding Reconciliation Statement) falls short of the Estimated Reconciliation Payment, the balance shall be payable by the Buyers to KNAC INC. Any amount payable pursuant to this Section 2.03(e) falls due and payable 5 Business Days following the date on which the Reconciliation Statement was finally determined in accordance with the above.
Section 2.04    Allocation of the Purchase Price. The Purchase Price shall be allocated among the Sellers and the Purchased Assets in accordance with applicable laws, including Code Section 1060 and the applicable Treasury Regulations in the manner specified in Schedule 2.04 attached hereto. Without limiting the foregoing but for greater certainty, $15,588,000 (United States dollars fifteen million five hundred eighty-eight thousand) shall be allocated to the Purchased Shares. Subject to the foregoing, Buyers shall have thirty (30) days from the Closing Date to deliver to Sellers for Sellers’ review and approval a final Purchase Price allocation to the Purchased Assets (excluding the Purchased Shares), including Internal Revenue Service Form 8594, Asset Acquisition Statements Under Section 1060 consistent with Schedule 2.04, which the Parties shall use to report the relevant parts of the transactions contemplated by this Agreement to any Tax authority. If Buyers and Sellers agree to the final allocation of the Purchase Price, which they shall use reasonable commercial efforts to do, Buyers and Sellers shall report, act and file Tax Returns in all respects and for all purposes consistent with such allocation. Buyers agree to provide reasonable assistance to Sellers for the purposes of Sellers’ preparation and filing of Tax Returns or otherwise for the purposes of reporting the relevant parts of the transactions contemplated by this Agreement to any Tax authority for a period of two years after the Closing Date. Neither Buyers nor Sellers shall take any position (whether in audit, Tax Returns or otherwise) which is inconsistent with any agreed allocation unless required to do so by applicable law; provided, however, that (a) nothing contained herein shall require Buyers or Sellers to contest any proposed deficiency or adjustment by any Tax authority which challenges such allocation, or exhaust administrative remedies before any Tax authority in connection therewith, and (b) Buyers and Sellers shall not be required to litigate before any Governmental Authority (including without limitation the United States Tax Court) any proposed deficiency or adjustment by any Tax authority which challenges such allocation. Buyers and Sellers shall give prompt written notice to the other of the commencement of any Tax audit or proceeding or the written assertion of any proposed deficiency or adjustment by any Tax authority which challenges any agreed allocation, and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of such allocation.
ARTICLE III
CLOSING; DELIVERIES AT CLOSING
Section 3.01    Closing. Subject to the terms and conditions of this Agreement, the payment of the Purchase Price in accordance with Article II, and the sale of the Purchased Shares to Canadian Buyer and the Purchased Assets to US Buyer and the assumption of the Assumed Liabilities by US Buyer hereunder (the “Closing”), shall take place on December 20, 2013 at the offices of Conner & Winters, LLP at 09:00 hours (Central time), or, if the conditions to Closing set forth in this Agreement have not been satisfied by such date, on the third Business Day following the day on which all such conditions have been satisfied or waived, or at such other time and place as the Parties may mutually agree in writing (the “Closing Date”). All transactions contemplated hereby will be deemed to have occurred simultaneously (and no transactions shall be deemed to have occurred until all have occurred) and will become effective, and the Parties will treat the Closing as if it had occurred, and legal title, equitable title and risk of loss with respect to the Purchased Shares will be deemed transferred to or vested in Canadian Buyer, and legal title, equitable title and risk of loss with respect to the Purchased Assets and Assumed Liabilities will be deemed transferred to or vested in US Buyer, and the transactions contemplated hereby will be deemed to be effective for accounting and other computational purposes, as of the Effective Time.
Section 3.02    Ownership, Risk and Insurance. Full legal and beneficial ownership of, and risk in, the Purchased Shares, the Purchased Assets and Assumed Liabilities shall pass to the Buyers at the Effective Time. The Buyers shall ensure that insurance policies in respect of the assets and rights of KNAC LTD and the Purchased Assets are in place on and from the Effective Time.
Section 3.03    Deliveries by Sellers. At the Closing, Sellers shall deliver or cause to be delivered to Buyers the following items:
(a)    possession of the Purchased Assets;
(b)    a certificate of the Secretary of KNAC INC, dated no earlier than 5 Business Days prior to the Closing Date, in a form reasonably satisfactory to Buyers: (i) certifying as to the resolutions of the board of directors (or equivalent governing body) and shareholder of KNAC INC, in each case to the extent required, authorizing the execution and performance of this Agreement, each of the Seller Transaction Documents to which KNAC INC is a party and each of the relevant transactions contemplated herein and therein; and (ii) attesting to the incumbency and signatures of the officers of KNAC INC;
(c)    copies of minutes of a meeting by the board of directors in KAS authorizing the execution and performance of this Agreement, the sale of the Purchased Shares, each of the Seller Transaction Documents to which KAS is a party and each of the relevant transactions contemplated herein and (ii) a Certificate of Registration in respect of KAS;
(d)    a duly executed counterpart of each of the Bill of Sale, the Assumption Agreement and the Transitional Services Agreement;
(e)    certificates of title for each titled vehicle or asset included among the Purchased Assets;
(f)    the following documents in respect of KNAC LTD:

(i)    executed resignations and mutual releases of each director and officer of KNAC LTD, effective as of the Closing Date in the form attached hereto as Schedule 3.03(f)(i);
(ii)    share certificate(s) held by KAS representing the Purchased Shares, duly endorsed for transfer in blank or accompanied by stock transfer powers duly executed in blank for transfer in a form reasonably satisfactory to Canadian Buyer;
(iii)    a certificate of an officer of KNAC LTD dated as of the Closing Date, in a form reasonably satisfactory to the Canadian Buyer, and attaching thereto: (1) the articles of incorporation and all amendments thereto of KNAC LTD; (2) the bylaws and all amendments thereto of KNAC LTD; (3) a certificate of compliance for the KNAC LTD issued not more than five (5) Business Days prior to the Closing Date; and (4) resolutions of the board of directors of KNAC LTD authorizing the entering into of the Transitional Services Agreement and the transfer of all of the issued and outstanding shares in the capital of KNAC LTD to Canadian Buyer; and
(iv)    all corporate records and books of account of KNAC LTD including minute books, share registers and annual reports;
(g)    certificates as to the good standing of KNAC INC issued within ten (10) days prior to the Closing Date by the appropriate Governmental Authority within such jurisdiction where KNAC INC is organized;
(h)    duly executed releases or terminations of financing statements, or other evidence satisfactory to US Buyer that all Encumbrances, if any, on any Purchased Asset or, except for the Encumbrances listed on Schedule 4.05, on any asset held by KNAC LTD have been released and terminated;
(i)    consents to the assignment from KNAC INC to US Buyer of each Assumed Contract and each Assumed Lease listed on Schedule 3.03(i) attached hereto, each executed by the appropriate contractual third party thereto; and
(j)    copies of minutes of a meeting by the board of directors in Sellers’ Guarantor authorizing the execution and performance of this Agreement and (ii) a Certificate of Registration in respect of Sellers' Guarantor;
(k)    a copy of the executed Sellers' Bank Guarantee; and
(l)    such other documents and instruments as Buyers shall reasonably request to consummate or evidence the transactions contemplated hereby.
Section 3.04    Deliveries by Buyers. At the Closing, Buyers shall deliver or cause to be delivered to Sellers the following items:
(a)    the Purchase Price, payable in accordance with Section 2.02(a);

(b)    a counterpart of each of the Assumption Agreement, and the Transitional Services Agreement duly executed by Buyers;
(c)    a certificate of the Secretary of each of the Buyer Parties, dated no earlier than 5 Business Days prior to the Closing Date, in a form reasonably satisfactory to Sellers: (i) certifying as to the resolutions of the board of directors (or equivalent governing body) and shareholder of such Buyer Party, in each case to the extent required, authorizing the execution and performance of this Agreement, each of the Buyer Transaction Documents and each of the relevant transactions contemplated herein and therein; and (ii) attesting to the incumbency and signatures of the officers of such Buyer Party;
(d)    certificate as to the good standing of each of the Buyer Parties issued within ten (10) days prior to the Closing Date by the appropriate Governmental Authority within such jurisdiction where such Buyer Party is organized;
(e)    the following documents in respect of KNAC LTD:
(i)    executed resignation and mutual releases of each director and officer of KNAC LTD by KNAC LTD in the form attached hereto as Schedule 3.03(f)(i);
(ii)    receipt of the Canadian Buyer acknowledging receipt of the original share certificates, minute books and corporate records related to KNAC LTD; and
(f)    such other documents and instruments as Sellers shall reasonably request to consummate or evidence the transactions contemplated hereby.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS
Each of KNAC INC, in relation to itself and the US Business, and KAS, in relation to itself, KNAC LTD and the Canadian Business, hereby represents and warrants to Buyers as follows as of the date of the signing of this Agreement and as of Closing (except where the warranty or representation explicitly refers to the date of the signing of this Agreement or an earlier date):
Section 4.01    Organization, Qualification and Power.
(a)    Each of KNAC INC and KNAC LTD is (i) an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and (ii) duly qualified or registered to conduct business and in good standing under the Laws of each jurisdiction where the nature of the Business and its assets require such qualification or registration and where the failure to so qualify would have a Material Adverse Effect. The jurisdictions in which KNAC INC and KNAC LTD are incorporated, formed or qualified or registered to do business as a foreign corporation are set forth on Schedule 4.01(a).

(b)    Except as set forth on Schedule 4.01(b), neither KNAC INC nor KNAC LTD owns, directly or indirectly, any equity interest in any other Person.
(c)    Correct and complete copies of the articles of incorporation of each of KNAC INC and KNAC LTD (as amended to date) are attached hereto as Schedule 4.01(c).
Section 4.02    Authorization.
(a)    Each Seller has full corporate power and authority (i) to make, execute, deliver and perform this Agreement and the other Seller Transaction Documents to which it is a party and (ii) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each Seller has duly and validly authorized the execution, delivery and performance of this Agreement and the Seller Transaction Documents to which it is a party by all necessary corporate action. This Agreement constitutes, and when executed and delivered the other Seller Transaction Documents will constitute, the valid and legally binding obligation of each Seller which is a party thereto, enforceable in accordance with their respective terms.
(b)    KNAC INC has full corporate power and authority to own, lease, or license, as applicable, the Purchased Assets owned, leased or licensed by it and to carry on the US Business as presently conducted by it. KNAC LTD has full corporate power and authority to own, lease, or license, as applicable, the assets owned, leased or licensed by it and to carry on the Canadian Business as presently conducted by it.
Section 4.03    Non-Contravention. Neither the execution or delivery of this Agreement or any of the other Seller Transaction Documents by any Seller, nor the consummation by any Seller of the transactions contemplated hereby or thereby, nor compliance with or fulfilment of the terms, conditions and provisions hereof or thereof, will, except as set forth on Schedule 4.03, (a) conflict with or violate any Law applicable to, or any provision of the articles, charter, bylaws or other organizational or governance documents of, any Seller, or (b) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, the Purchased Shares or any of the assets owned by KNAC LTD.
Section 4.04    Permits. Set forth on Schedule 4.04 is a list of all Permits. Except as set forth on Schedule 4.04, all Permits have been duly and lawfully secured or made and are, to the Knowledge of Sellers, in full force and effect. Except as set forth on Schedule 4.04, there is no proceeding pending or, to the Knowledge of Sellers, threatened, to revoke, suspend, withdraw or terminate any Permit, and each of KNAC INC and KNAC LTD is in compliance with all of the Permits relevant for its respective operations. Each of KNAC INC and KNAC LTD has fulfilled and performed its material obligations under each of the Permits relevant for its respective operations and to the Knowledge of the Sellers there is no, and there has not been any notice or claim of, breach or default under any such Permit. The Permits are adequate for the lawful ownership, use and operation of the Business, the Purchased Assets and the assets owned by KNAC LTD as currently owned, used and operated.
Section 4.05    Title to and Sufficiency of Assets. Except as set forth on Schedule 4.05(i) or Schedule 4.05(ii) as applicable, Sellers have good and indefeasible title to, or valid leasehold or license interests in, all of the Purchased Assets and the Purchased Shares (as relevant), free and clear of all Encumbrances. Except as set forth on Schedule 4.05(ii), KNAC LTD owns good title to the assets held by it, free and clear of any Encumbrances. Each of the Encumbrances set out on Schedule 4.05(ii) was created by KNAC LTD to secure indebtedness incurred to finance the acquisition of fixed assets and: (a) was created substantially simultaneously with the acquisition of such fixed assets; (b) does not encumber any properties and/or assets other than the fixed assets financed by such indebtedness and proceeds thereof; and (c) the principal amount of the indebtedness secured by it has at no time exceeded 100% of the original purchase price of the applicable fixed asset at the time it was acquired, except for such Encumbrances which would, individually or in the aggregate, not result in a Material Adverse Effect. Except for the services delivered to the Business under the CMC and AMC agreements provided as documents 5.76, 5.77, 5.78 and 5.79 in the virtual data room Project Rock Construction which are provided to the Buyers, the Purchased Assets and the assets owned by KNAC LTD constitute all of the material property, rights and assets necessary for Buyers to own and operate the Business for the same purposes for which, and in the same manner in which, the Business is owned and operated by Sellers at the date of this Agreement. The Purchased Assets and the assets owned by KNAC LTD are in good operating condition, order and repair, ordinary wear and tear excepted.
Section 4.06    Compliance with Laws; Litigation.
(a)    Except as set forth on Schedule 4.06(a), KNAC LTD and KNAC INC have in all material respects conducted, and are currently conducting, the Business in compliance with all applicable Laws and neither KNAC LTD nor KNAC INC has received any notice asserting any non-compliance with any such Laws.
(b)    Except as set forth on Schedule 4.06(b), there is no, and during the past three (3) years there has not been, any action, application, lawsuit, proceeding, claim, or legal, administrative, arbitration or governmental investigation pending or, to the Knowledge of Sellers, threatened, against KNAC INC or KNAC LTD with respect to the Purchased Assets, the Business, the assets owned by KNAC LTD, this Agreement or the transactions contemplated hereby which is material in relation to the Business and/or the Purchased Assets and/or the assets owned by KNAC LTD (in each case, taken as a whole). To the Knowledge of Sellers, no event has occurred or circumstances exist that could give rise to or serve as the basis for the commencement of any such action.
Section 4.07    Taxes. Except as set forth on the corresponding subsection of Schedule 4.07:
(a)    All Tax Returns required to be filed prior to the date of this Agreement by or with respect to KNAC LTD and KNAC INC have been duly and timely (within any applicable extension periods) filed with the appropriate Tax Authorities in all jurisdictions in which such Tax Returns are required to be filed. All such Tax Returns are true, correct, and complete in all material respects. Without limiting the foregoing, none of the Tax Returns contain any position that is, or would be, subject to penalties under section 6662 of the Code (or any corresponding provision of state, local, or foreign Law). Neither KNAC INC nor KNAC LTD has entered into any “listed transactions” as defined in treasury regulation section 1.6011-4(b)(2) (or any corresponding provision of state, local, or foreign Law). KNAC INC and KNAC LTD have properly disclosed all reportable transactions as required by treasury regulation section 1.6011-4 (or any corresponding provision of state, local, or foreign Law) including filing Form 8886 with Tax Returns and with the office of tax shelter analysis.
(b)    All Taxes that are due and payable for which KNAC INC or KNAC LTD is liable, including any applicable sales and value-added Taxes with respect to sales of products, have been timely paid. KNAC LTD has accrued adequate reserves on the Baseline Balance Sheet for the payment of all Taxes not yet due and payable in an amount to satisfy in full all liabilities for any such Taxes for all Tax Periods ending on or prior to the Balance Sheet Date. All Taxes that KNAC INC and KNAC LTD are required by Law to withhold or collect have been duly and timely withheld or collected and have been timely paid over to the appropriate Tax Authority to the extent due and payable.
(c)    There is no dispute or claim pending or, to the Knowledge of Sellers, threatened against KNAC INC or KNAC LTD by any Tax Authority for any alleged deficiency in Taxes.
(d)    Neither KNAC INC nor KNAC LTD has (i) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes that remains outstanding, (ii) applied for a ruling relative to Taxes, or (iii) entered into a closing agreement with any Tax Authority.
(e)    None of the Tax Returns of KNAC INC and KNAC LTD is currently being examined by the IRS or relevant Tax Authorities, and no examination is pending, or, to the Knowledge of Sellers, threatened.
(f)    Neither KNAC INC nor KNAC LTD is a party to any written agreement providing for the allocation or sharing of Taxes. Neither KNAC INC nor KNAC LTD is liable for the Taxes of any other Person.
(g)    No payment made or to be made to any current or former employee or director of KNAC INC or KNAC LTD by reason of the transactions contemplated hereby will constitute an “excess parachute payment” within the meaning of section 280G of the Code, without regard to section 280G(b)(4) (or any corresponding provision of state, local, or foreign Law).
(h)    KNAC INC and KNAC LTD are in material compliance with all applicable transfer pricing Laws (including section 482 of the Code and corresponding treasury regulations). Neither KNAC INC and KNAC LTD nor any Company Subsidiary is, or has been, subject to adjustment under section 482 of the Code (or any corresponding provision of state, local, or foreign Law).
(i)    KNAC INC and KNAC LTD have not been assessed administrative monetary penalties by the Canada Border Services Agency.
(j)    There are no Liens for Taxes (other than Permitted Liens) upon any assets of KNAC INC and KNAC LTD or KNAC INC and KNAC LTD Subsidiaries and no such Liens are, to the Knowledge of Seller, anticipated.

(k)    Neither KNAC INC nor KNAC LTD is a party to or a partner in any joint venture, partnership or other arrangement or contract that could be treated as a partnership for U.S. federal income Tax purposes.
(l)    No claim against, purporting to impose or assess any liability on, or otherwise relating to KNAC INC or KNAC LTD has ever been made by a Tax Authority in a jurisdiction where either of KNAC INC or KNAC LTD does not file Tax Returns.
(m)    True, correct and complete copies of all income Tax Returns, Tax examination reports and statements of deficiencies assessed against, or agreed to (with respect to KNAC INC and KNAC LTD with respect to the 2009, 2010, 2011, and 2012 Tax years) with the IRS or any other Tax Authority have been made available. True, correct and complete copies of all value added and sales and use Tax audit reports and assessments against KNAC INC and KNAC LTD that have been issued since September 1, 2009 have been made available.
(n)    Neither KNAC INC nor KNAC LTD will be required to include any item of income in, or exclude any item of deduction from, taxable income or reduce its Tax basis in any asset for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Tax Period ending on or prior to the Effective Time; (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding provision of state, local, or foreign Law) executed on or prior to the Effective Time; (iii) installment sale or open transaction disposition made on or prior to the Effective Time; (iv) intercompany transaction or excess loss account described in treasury regulation under section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); (v) prepaid amount or advance payment received on or prior to the Effective Time; or (vi) the application of section 362(e) of the Code (or any corresponding or similar provision of federal, state, local, or foreign Law).
(o)    Schedule 4.07(o) lists all Tax holidays, abatements, incentives and similar grants made or awarded to KNAC LTD by any Authority during the last five (5) years (“Tax Incentives”). All contracts, memoranda and other documentation related to the Tax Incentives have been provided to Buyers.
(p)    Except as otherwise contemplated by this Agreement or set forth on Schedule 4.07(p), since the date of the Baseline Balance Sheet, KNAC LTD has not made any change, election or revocation of a Tax election, accounting period, or method of accounting; any amendment of any Tax Return relating to KNAC LTD; any settlement or compromise with respect to any Tax controversy, Tax Claim, audit or assessment or any right to claim a Tax refund, offset or other reduction in Tax liability of KNAC LTD; any closing agreement with respect to any Tax; any consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; or any action or failure to take action if such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of KNAC LTD.
(q)    Sellers have provided to Buyers a projected U.S. and local, where applicable, Tax basis balance sheet of KNAC INC and KNAC LTD as of December 31, 2012, as set forth on Schedule 4.07(q).

Section 4.08    Financial Statements.
(a)    Schedule 4.08(a) sets forth the unaudited combined pro-forma balance sheet as of September 30, 2013, December 31, 2012 and December 31, 2011, and the related combined pro-forma profit and loss statements of the Business for the nine-month period ended September 30, 2013 and the fiscal years ended December 31, 2012 and December 31, 2011 (the “Pro-Forma Financial Statements”). The Pro-Forma Financial Statements, having regard to the purposes for which they were prepared, recognizing that they have not been audited nor have had normal year-end procedures applied to them and subject to absence of footnotes and other presentation items, were:
(i)    redacted from the management accounts of each of KNAC INC and KNAC LTD which have been extracted from the accounting records of the Business as reflected in the reporting system operated by the Sellers with such corrections as were deemed appropriate;
(ii)    prepared in good faith with reasonable care by the Sellers, in accordance with IFRS as applied by the accounting manuals of the Kværner group as far as they are applicable to such combined accounts, and solely presents the Business (excluding, for the avoidance of doubt the Excluded Assets and the Excluded Liabilities) at such dates and for such financial periods presented therein; and
(iii)    presented fairly, in all material respects, the combined balance sheet and profit and loss as at each date to which they were prepared, based on the information available at such date.
(b)    Schedule 4.08(b) sets forth the audited balance sheet as of December 31, 2012 and December 31, 2011, and the related statements of operations, shareholders’ equity and cash flows of KNAC INC for the fiscal years ended December 31, 2012 and December 31, 2011 (the “KNAC INC Audited Financial Statements”), and the audited balance sheet as of December 31, 2012 and December 31, 2011, and the related statements of operations, shareholders’ equity and cash flows of KNAC LTD for the fiscal years ended December 31, 2012 and December 31, 2011 (the “KNAC LTD Audited Financial Statements” and, together with the KNAC INC Audited Financial Statements, the “Financial Statements”). The KNAC INC Audited Financial Statements were prepared in accordance with US GAAP and the KNAC LTD Financial Statements were prepared in accordance with Canadian GAAP, in each case applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated. Each of the Financial Statements present fairly, in all material respects, the financial position of KNAC INC and KNAC LTD, respectively, as of the respective dates thereof and the results of operations, shareholders’ equity and cash flows of KNAC INC and KNAC LTD, respectively, for the respective periods indicated therein. This Section 4.08(b) shall not be deemed to be breached as a result of any inaccuracy relating to the Excluded Assets or the Excluded Business.
(c)    For the avoidance of doubt, the representations and warranties in this Section 4.08 shall not be deemed to be breached as a result of any change in IFRS, the accounting manuals of the Kværner group, US GAAP, Canadian GAAP or Law after the date of this Agreement.

(d)    Save for liabilities and obligations relating to the Excluded Assets and/or Excluded Liabilities, as of the date of this Agreement, KNAC INC and KNAC LTD have no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which is required to be reflected or reserved against in the Baseline Balance Sheet in accordance with IFRS as applied by the accounting manuals of the Kværner group as far as they are applicable to such combined accounts, except as and to the extent (x) reflected or reserved against in the Baseline Balance Sheet; or (y)  incurred in the Ordinary Course of Business, consistent with past practices, since Balance Sheet Date. All trade payables included in the Baseline Balance Sheet were current at the Balance Sheet Date. Neither KNAC INC nor KNAC LTD is currently engaged in any hedging transactions.
Section 4.09    Accounts Receivable. All accounts receivable that are reflected on the Baseline Balance Sheet or on the accounting records included in the Business as of the date of this Agreement (which accounts receivable are itemized on Schedule 4.09 both as of the Balance Sheet Date and as of the date of this Agreement, and in the case of the accounts receivable as of the date of this Agreement, setting forth the aging of each such account receivable) represent valid obligations arising from sales actually made or services actually performed by KNAC INC and/or KNAC LTD. As of the Balance Sheet Date, such accounts receivable are current. There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business, relating to the amount or validity of any such account receivable.
Section 4.10    Property Matters.
(a)    KNAC LTD is the sole registered and beneficial owner of the real property listed on Schedule 4.10 (the “Owned Real Property”), with good and marketable title thereto, free and clear of all Encumbrances save and except for the Encumbrances listed on Schedule 4.10;
(b)    To the Knowledge of Sellers, there are no material defects in the construction of any of the buildings located on any of the Properties or any installations therein;
(c)    There are no outstanding obligations relating to any written notice or order issued by any governmental or other public authority in respect of the Owned Real Property alleging any deficiency or non-compliance with any municipal agreements (including any development or site plan agreements), building restrictions, zoning or building laws or by-laws, building codes, fire codes or Environmental Laws of which any of the Sellers or KNAC LTD has received written notice; and
(d)    KNAC LTD has complied with the provisions of the Construction Lien Act (Ontario), and all accounts for work and services performed or materials placed or furnished upon or in respect of any construction on or in respect of the Owned Real Property or any part thereof performed by or on behalf of KNAC LTD will have been fully paid, subject to the required construction lien holdbacks, which KNAC LTD has held back.
(e)    There are no expropriation or similar proceedings, actual or threatened, against the Owned Real Property or any part thereof of which any of the Sellers or KNAC LTD has received notice.

Section 4.11    Assumed Leases. Schedule 4.11 contains a true, accurate and complete list and description of all Assumed Leases. A true, correct and complete copy of each of the Assumed Leases, as currently in effect, has been delivered to Buyers and none of the Assumed Leases has been modified in any respect, except as disclosed on Schedule 4.11. Each of the Assumed Leases is in full force and effect, KNAC INC is the lessee under the Assumed Leases, and holds valid and existing leasehold interests thereunder for the term thereof and, to the Knowledge of Sellers, neither the applicable lessee nor any other party thereto is in material breach or default thereunder.
Section 4.12    Environmental Matters. Except as set forth in Schedule 4.12:
(a)    Since 1 January 2008, KNAC INC and KNAC LTD have conducted and operated the Business, and are currently conducting and operating the Business, in material compliance with all Environmental Laws;
(b)    Neither KNAC INC nor KNAC LTD has caused or permitted any release, emission, spill or discharge of any hazardous substance at, on, in or from any of the Properties or in connection with its use or operation in violation of Environmental Laws in respect of which an owner or occupant of any of the Properties would reasonably be expected to incur liability;
(c)    Neither the Sellers nor KNAC LTD has been notified by any Governmental Authority that the Business, any of the Properties or any of the Purchased Assets or assets of KNAC LTD is the subject of any investigation, assessment or inquiry by any Governmental Authority evaluating whether the Business is in compliance with any Environmental Law, including but not limited to, whether any Remedial Action is needed to respond to a release of any Hazardous Material or to the improper storage, management or disposal (including storage or disposal at off-site locations) of any Hazardous Material;
(d)    Neither the Sellers nor KNAC LTD and, to the Knowledge of Sellers, no other Person has filed any notice, demand, letter or claim under any federal, state, provincial, municipal or local law including the common law, indicating that (i) KNAC INC or KNAC LTD is responsible for the improper release or discharge into the environment, or the improper storage or disposal, of any Hazardous Material in connection with the Business, or (ii) any Hazardous Material is or has been improperly stored or disposed of upon any of the property covered by the Assumed Leases or any of other the real property used by KNAC INC or KNAC LTD in relation to the Business;
(e)    Neither KNAC INC nor KNAC LTD has received any claim, complaint, notice, letter of violation, written inquiry or written request for information involving any matter which remains unresolved with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to or in connection with the operation of the Business or any of the Properties;
(f)    None of the Purchased Assets or the assets owned by KNAC LTD, and no property on which any such assets is being or has been operated, is listed on any other federal, state, provincial, municipal or local list or registry pursuant to Environmental Laws as sites requiring investigation or cleanup or otherwise being in possible non-compliance with Environmental Laws;
(g)    To the Knowledge of Sellers, no building, structure or improvement located on any of the Properties is or ever has been insulated with urea formaldehyde insulation and none of such buildings, structures or improvements contains asbestos or PCBs; and
(h)    To the Knowledge of Sellers, none of the Properties include any underground or above-ground storage tanks, treatment, storage or disposal facility licensed under Environmental Laws or any solid waste disposal facility.
Section 4.13    Contracts.
(a)    Schedule 1.01(d) lists all Contracts and subcontracts to which KNAC INC is a party which are material for the operations of the US Business, which for the purposes of this sentence of Section 4.13 shall mean any customer contract, any subcontract pursuant to which work is yet to be completed and any contract, including without limitation any contracts with vendors or suppliers, which involves an aggregate turnover during the term of the contract of no less than $100,000. Sellers have provided Buyers with complete and accurate copies of all customer contracts to which KNAC INC is a party for which work is yet to be completed. Each of the Assumed Contracts is in full force and effect and is the legal, valid and binding obligation of KNAC INC as party thereto, enforceable against it in accordance with its terms. KNAC INC is not in material breach of any Assumed Contract, and, to the Knowledge of Sellers, no other party to any Assumed Contract is in material breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of KNAC INC or any other party thereunder. No party to any of the Assumed Contracts has served any notice to terminate or has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Assumed Contract. Schedule 4.13(a) sets forth a list of all contracts to which KNAC LTD is a party and which are material for the operations of the Canadian Business (the “KNAC LTD Contracts”), which shall mean any customer contract, any subcontract pursuant to which work is yet to be completed and any contract, including without limitation any contracts with vendors or suppliers, which involves an aggregate turnover during the term of the contract of no less than $100,000. Sellers have provided Buyers with complete and accurate copies of all of the customer contracts to which KNAC LTD is a party for which work is yet to be completed. Each of the KNAC LTD Contracts is in full force and effect and is the legal, valid and binding obligation of KNAC LTD as party thereto, enforceable against it in accordance with its terms. KNAC LTD is not in material breach of any KNAC LTD Contract, and, to the Knowledge of Sellers, no other party to any KNAC LTD Contract is in material breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default on the part of KNAC LTD or any other party thereunder. No party to any of the KNAC LTD Contracts has served any notice to terminate or has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any KNAC LTD Contract.
(b)    The execution and delivery of this Agreement and the fulfillment by KAS of the terms, conditions and provisions hereof will not (with or without the giving of notice or lapse of time, or both) contravene, violate or result in a breach or a default under or give rise to a right of acceleration, amendment, cancellation, suspension or termination of any rights or obligations of KAS or KNAC LTD under the provisions of any KNAC LTD Contracts.
Section 4.14    Insurance. Schedule 4.14 sets forth a summary of the material insurance policies maintained by KNAC LTD and KNAC INC respectively in connection with the Business. To the Knowledge of the Sellers, with respect to each insurance policy identified on Schedule 4.14: (a) the policy is legal, valid, binding, enforceable and in full force and effect up until the date of this Agreement; (b) each of KNAC INC and KNAC LTD has complied with each of the material conditions attaching to each such policy; and (c) no party to the policy has repudiated any provision of such policy.
Section 4.15    Employees.
(a)    Schedule 4.15(a) sets forth the name, age, date of hire, job title, employment location, full time / part time status, union membership status, pension status, benefits and emoluments, including annual vacation accrued and status (e.g., leave of absence, disability, layoff, active, temporary), of each Employee. In the event that an Employee listed in Schedule 4.15(a) is on leave of absence, the nature of the leave will be specified, and whether the leave is paid or unpaid. KNAC LTD and KNAC INC (as relevant) have accrued in the Baseline Balance Sheet for all such compensation, benefits and emoluments accrued but not paid on or prior to the Balance Sheet Date, including those arising under the KNAC INC Employee Plans, the Multiemployer Plans, KNAC LTD Statutory Plans and KNAC LTD Employee Plans. The Sellers hereby confirm that no Employees, officers or directors have been granted or promised increased compensation, benefits or emoluments which is charged to the Business beyond that which is set out at Schedule 4.15(a).
(b)    Schedule 4.15(b) sets forth all multi-employer trade association agreements and collective bargaining agreements (including any document that describes wages, benefits, or terms or employment that must be provided pursuant to any National Maintenance Agreement or any National Construction Agreement) to which either KNAC INC (the “US CBAs”) or KNAC LTD is a party and except for those collective bargaining agreements, neither KNAC INC nor KNAC LTD has entered into or is a party to any collective bargaining agreements, letters of understanding, voluntary recognition agreements, assent agreements, or other written communication with any union or association that may qualify as a union which would cover any Employee of KNAC INC or KNAC LTD. Copies of the materials described in Schedule 4.15(b) have been delivered or made available to Buyers.
(c)    KNAC INC and KNAC LTD will have paid all wages, salaries, commissions, incentives, bonuses, unpaid holiday pay and other compensation due to any Employee prior to Closing under any KNAC INC Employee Plan, any KNAC LTD Employee Plan or Law.
(d)    Neither KNAC INC nor KNAC LTD has received any notice of any unfair labor practice or any other actions, applications (including certification applications), suits, complaints, charges, grievances, arbitrations, inquiries, proceedings or investigations pending before the National Labor Relations Board, or a labor relations board in any Canadian jurisdiction or any other agency, board or arbitrator having jurisdiction thereof and, to the

Knowledge of Sellers, no such application or complaint has been threatened. Except as set forth on Schedule 4.15(d), neither KNAC INC nor KNAC LTD has received any notice of, or has any Knowledge of, any strikes, slowdowns, work stoppages, work-to-rule campaigns, certification campaigns (including displacement applications), lockouts or threats thereof, by or with respect to any of its Employees and, to the Knowledge of Sellers, within the twelve (12) months prior to the date of this Agreement, no such activities or proceedings are or were underway nor has the Business been the subject of any strikes, slowdowns, work stoppages, work-to-rule campaigns, certification campaigns (including displacement applications), lockouts or threats thereof. There are no material unsatisfied obligations, litigation, claims, human rights charges or complaints, grievances, arbitration proceedings, or workers’ compensation proceedings, other than standard employee medical, temporary total, permanent partial disability benefits or applications for increase in permanent partial disability benefits currently covered by the past and present workers’ compensation insurance of KNAC INC or KNAC LTD.
(e)    With respect to the transactions contemplated hereby, any notice required under any Law or collective bargaining agreement to be given to the Employees and any employee representative has been given, and all bargaining obligations with any employee representative have been, or prior to the Effective Time will be, satisfied. Except as set forth on Schedule 4.15(e), neither KNAC INC nor KNAC LTD has taken any action that could implicate the WARN Act, or the mass termination provisions under employment standards legislations in any Canadian jurisdiction, or any similar Law, and except as set forth in this Agreement no such action will be implemented without advance written notification to Buyers.
(f)    Except as set forth on Schedule 4.15(f), there are no written personnel policies, rules or procedures applicable to any Employee which are material to the Business.
Section 4.16    KNAC INC Employee Benefits.
(a)    Schedule 4.16(a) sets forth a complete list of KNAC INC Employee Plans, but Schedule 4.16(a) does not include any individual employment, retention or severance agreements, and, for the avoidance of doubt, liabilities under those individual agreements will remain with Sellers. For certainty, the Parties intend that this Section 4.16 only applies to KNAC INC Employee Plans.
(b)    Copies of the following materials have been delivered or made available to Buyers: (i) all current and prior plan documents, including amendments for each KNAC INC Employee Plan, (ii) all determination letters from the IRS with respect to any of the KNAC INC Employee Plans, (iii) all current insurance contracts; (iv) the three most recent annual reports on Form 5500 filed with the applicable Governmental Authority with respect to each KNAC INC Employee Plan (if any such report was required by applicable laws), (v) the most recent summary plan description for each KNAC INC Employee Plan for which such a summary plan description is required by applicable laws, including any summary of material modifications thereto, (vi) each trust agreement or annuity contract relating to any Employee Plan, (vii) a list of the entities participating in each KNAC INC Employee Plan and (viii) the most recent actuarial report or valuation relating to each KNAC INC Employee Plan. Except as otherwise disclosed in Schedule 4.16(b)(viii), each report described in clause (viii) of the preceding sentence accurately describes the funded status of the KNAC INC Employee Plan to which it relates as of the date indicated in such report and there has been no material change in the investment strategy of such KNAC INC Employee Plan since such date.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each KNAC INC Employee Plan has been maintained, operated, and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws, and (ii) there have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the KNAC INC Employee Plans that could result in any liability or excise tax under ERISA or the Code being imposed on KNAC INC or the Business.
Each KNAC INC Employee Plan intended to be qualified under Section 401(a) of the Code is so qualified, has been the subject of a favorable determination letter (or opinion letter on which the sponsor of such KNAC INC Employee Plan may properly rely) from the Internal Revenue Service to the effect that such plan is qualified and the related trust is exempt from Federal income taxes under Sections 401 and 501, respectively, of the Code, and no event has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination. Each KNAC INC Employee Plan that is a non-qualified deferred compensation plan within the meaning of Section 409A of the Code and the Treasury Regulations issued thereunder has been operated in good faith compliance with Section 409A of the Code and the applicable guidance thereunder since January 1, 2005.
(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each group health plan benefiting any current or former employee of KNAC INC or of any ERISA Affiliate that is subject to Section 4980B of the Code, or was subject to Section 162(k) of the Code, each Seller and each ERISA Affiliate has complied with (i) the continuation coverage requirements of Section 4980B of the Code and Section 162(k) of the Code, as applicable, and Part 6 of Subtitle B of Title I of ERISA and (ii) the Health Insurance Portability and Accountability Act of 1996, as amended.
(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each group health plan that is subject to Section 1862(b)(1) of the Social Security Act (42 U.S.C. § 1395y(b)), KNAC INC has complied with the secondary payer requirements of Section 1862(b)(1) of such Act.
(f)    No KNAC INC Employee Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any KNAC INC Employee Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).
(g)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all contributions, transfers, and payments made by KNAC INC in respect of any KNAC INC Employee Plan, other than transfers incident to an incentive stock option plan within the meaning of Section 422 of the Code, have been or are fully deductible by KNAC INC under the Code.
(h)    There is no pending or, to the Knowledge of Sellers, threatened assessment, complaint, proceeding, or investigation of any kind in any court or Governmental Authority with respect to any KNAC INC Employee Plan (other than routine claims for benefits), nor is there any basis for one.
(i)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any KNAC INC Employee Plan prior to the date of this Agreement have been paid, made or accrued at or before the date of this Agreement.
(j)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to any insurance policy providing funding for benefits under any KNAC INC Employee Plan, (i) there is no liability of KNAC INC, in the nature of a retroactive rate adjustment, loss sharing arrangement, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of Sellers, no such proceedings with respect to any insurer are imminent.
(k)    No KNAC INC Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, (ii) death or retirement benefits under any qualified Employee Plan, or (iii) deferred compensation benefits reflected on the books of KNAC INC.
(l)    Except as set forth on Schedule 4.16(l), the execution and performance of this Agreement will not (i) constitute a stated triggering, vesting or acceleration event under any KNAC INC Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from KNAC INC or the Business to any officer, Employee, or former employee of KNAC INC (or dependents of such Employee or former employee), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any Employee, former employee, officer or director of KNAC INC or the Business. Schedule 4.16(l) does not include any individual employment, retention or severance agreements, and, for the avoidance of doubt, liabilities under those individual agreements will remain with Sellers.
(m)    KNAC INC has not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of its Employees or former employees of the Business other than the KNAC INC Employee Plans, or to make any amendments to any of the KNAC INC Employee Plans.
(n)    KNAC INC has reserved all rights necessary to amend or terminate each of the KNAC INC Employee Plans without the consent of any other Person.

(o)    No KNAC INC Employee Plan provides benefits to any individual who is not an Employee or former employee of KNAC INC or the Business, or the dependents or other beneficiaries of any such Employee or former employee.
(p)    No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of KNAC INC or the Business or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or KNAC INC Employee Plan currently in effect would not be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
(q)     Except as set forth on Schedule 4.16(q), neither KNAC INC nor any current or former ERISA Affiliate has maintained, sponsored or contributed to any benefit plan subject to Title IV of ERISA or Section 412 of the Code other than a Multiemployer Pension Plan, including but not limited to a money purchase pension plan or a multiple employer plan subject to Sections 4063 and 4064 of ERISA.. Except as otherwise described on Schedule 4.16(q), no event or fact exists which could give rise to any liability to the Buyers or any of its ERISA Affiliates (applying such term by substituting Buyer for Seller) under Title IV of ERISA or Section 412 of the Code relating to a benefit plan other than a Multiemployer Pension Plan. Except as described on Schedule 4.16(q), to the Knowledge of Sellers, no claim, action, arbitration, complaint, grievance, petition, suit or other proceeding (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any KNAC INC Employee Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such KNAC INC Employee Plan). Except as described on Schedule 4.16(q), to the Knowledge of Sellers, there are no audits, inquiries or proceedings pending or threatened by the Internal Revenue Service, Department of Labor, or other Governmental Authority with respect to any KNAC INC Employee Plan.
(r)    Schedule 4.16(r) lists each Multiemployer Pension Plan to which KNAC INC or any ERISA Affiliate of Sellers has or had an obligation to contribute to in 2011, 2012 through October 2013. With respect to each Multiemployer Pension Plan identified on Schedule 4.16(r): (y) all contributions required to be made to such Multiemployer Pension Plan prior to the Closing Date by KNAC INC or an ERISA Affiliate of Sellers have been made in all material respects; and (z) to the Knowledge of Sellers, neither KNAC INC nor any ERISA Affiliate of Sellers has current or potential material liability or obligation on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4205 and 4203 of ERISA, respectively) from any Multiemployer Pension Plan prior to the Closing Date, no such liability or obligation has been asserted and there are no facts or circumstances that could result in any such partial or complete withdrawal or the assertion of such liability or obligation. KNAC INC is not bound by any contract under which there is any current or potential liability or obligation described in Section 4204 of ERISA. With respect to any Multiemployer Pension Plan (whether or not set forth on the Schedule 4.16(r)), neither KNAC INC nor any ERISA Affiliate of Sellers has been assessed any withdrawal liability, within the meaning of Section 4201 of ERISA, which liability has not been satisfied in full.

(s)    With respect to any Multiemployer Plan to which KNAC INC or any ERISA Affiliate of Sellers has or had an obligation to contribute that is not a Multiemployer Pension Plan identified on Schedule 4.16(r), all contributions required to be made to such Multiemployer Plan prior to Closing have been made in all material respects and, to the Knowledge of Sellers, neither KNAC INC nor any ERISA Affiliate of Sellers has current or potential liability or obligation on account of “partial withdrawal” or a “complete withdrawal” (within the meanings of Section 4205 and 4203 of ERISA, respectively) from any such Multiemployer Plan.
(t)    Schedule 4.16(t)(i) lists each Multiemployer Pension Plan for which KNAC INC would qualify for the rule defining a complete withdrawal from a multiemployer pension plan for work performed in the building and construction industry under Section 4203(b) of ERISA (the “CIE Multiemployer Pension Plans”). Schedule 4.16(t)(ii) lists each Multiemployer Pension Plan which is not a CIE Multiemployer Pension Plan (the “Non-CIE Multiemployer Pension Plans”).
Section 4.17    KNAC LTD Employee Benefits.
(a)    Schedule 4.17(a) sets forth a complete list of all KNAC LTD Employee Plans and a complete list of all subscription agreements, participation agreements and any other agreements or documents which set out or impose obligations on KNAC LTD under or in respect of the KNAC LTD Employee Plans. None of the KNAC LTD Employee Plans is a “pension plan” within the meaning of the Pension Benefits Act (Ontario) except the MEPP.
(b)    Copies of the following materials have been delivered or made available to Buyers: (i) the current plan text of the MEPP; (ii) current copies of all subscription agreements, participation agreements and any other agreements or documents which set out or impose obligations on KNAC LTD under or in respect of the KNAC LTD Employee Plans.
(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all contributions, transfers and payments made by KNAC LTD to any KNAC LTD Employee Plan have been or are fully tax deductible by KNAC LTD under the Income Tax Act (Canada).
(d)    There is no pending or, to the Knowledge of Sellers, threatened assessment, complaint, proceeding, or investigation of any kind against KNAC LTD in any court or Governmental Authority with respect to any KNAC LTD Employee Plans (other than routine claims for benefits), nor is there any basis for one.
(e)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all employer and employee payments, contributions and premiums required to be remitted or paid by KNAC LTD to or in respect of the KNAC LTD Employee Plans and the KNAC LTD Statutory Plans prior to the date of this Agreement have been remitted or paid, in a timely fashion, to or in respect of the KNAC LTD Employee Plans and the KNAC LTD Statutory Plans in accordance with the terms thereof, all agreements relating thereto and all applicable Laws and no Taxes or Tax-related interests or penalties are owing by or exigible on KNAC LTD under or in respect of any of the KNAC LTD Employee Plans.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to any insurance policy providing funding for benefits under any KNAC LTD Employee Plan, there is no liability of KNAC LTD, in the nature of a retroactive rate adjustment or loss sharing arrangement nor would there be any such liability if such insurance policy was terminated on the date hereof.
(g)    No KNAC LTD Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law; (ii) death or retirement benefits under the MEPP, or (iii) deferred compensation benefits reflected on the books of KNAC LTD.
(h)    Except as set forth on Schedule 4.17(h), the execution and performance of this Agreement will not (i) constitute a stated triggering event under any KNAC LTD Employee Plan that will result in any payment (whether severance pay or otherwise) becoming due from KNAC LTD to any officer, Employee or former employee of KNAC LTD (or dependents of such officer, Employee or former employee), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation to any Employee, former employee, officer or director of KNAC LTD.
(i)    KNAC LTD has not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of its Employees or former employees other than the KNAC LTD Employee Plans, or to make any amendments to any of the KNAC Employee Plans.
(j)    Subject to the applicable collective agreements, KNAC LTD may at any time withdraw from or cease to participate in the MEPP without the consent of any other Person.
Section 4.18    Acquired Intellectual Property Rights. Except as set forth in Schedule 4.18: (a) KNAC INC and KNAC LTD, as applicable, holds valid and continuing authority in connection with the use of the Acquired Intellectual Property Rights owned by it; (b) to the Knowledge of Sellers, the conduct of the Business and the use of the Acquired Intellectual Property Rights do not infringe any Intellectual Property Rights or any other proprietary right of any Person; (c) neither KNAC INC nor KNAC LTD has received any written notice from any other Person pertaining to or challenging the right of KNAC INC or KNAC LTD to use any of the Acquired Intellectual Property Rights owned by it; and (d)  neither KNAC INC nor KNAC LTD have granted any Person any rights to use any of the Acquired Intellectual Property Rights owned by it.
Section 4.19    Brokers. No Person acting on behalf of Sellers or any of their Affiliates is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement which is payable or otherwise charged to the Business.
Section 4.20    Customers and Suppliers. Schedule 4.20 contains a complete and accurate list of (a) the ten largest clients or customers of each of KNAC INC and KNAC LTD (based on 2013 sales through September 30, 2013), together with the volume of the sales made to such clients or customers during such period, and (b) the ten largest suppliers to each of KNAC INC and KNAC LTD (based on 2013 purchases through September 30, 2013), together with the volume of the purchases made from such suppliers during such period. To the Knowledge of Sellers, none of such clients, customers or suppliers intends to cease purchasing from, or selling to, KNAC INC or KNAC LTD or to materially alter the amount of such purchases or sales as a result of the transactions contemplated hereby or otherwise.
Section 4.21    Indebtedness. Except as set forth in the Baseline Balance Sheet, as at the Balance Sheet Date, neither KNAC INC nor KNAC LTD has any Debt.
Section 4.22    Absence of Certain Changes or Events. Except as set forth in Schedule 4.22 or as specifically contemplated by this Agreement, since the Balance Sheet Date, the Business has been operated only in the Ordinary Course of Business, and neither KNAC INC (in respect of the US Business and the Purchased Assets only) nor KNAC LTD has done any of the following:
(a)    suffered or permitted any Encumbrances to arise or be granted or created against or upon any of the Purchased Assets or any asset of KNAC LTD other than in the Ordinary Course of Business with respect to liabilities with a value not exceeding $25,000 individually or in the aggregate;
(b)    entered into, or permitted any amendment, supplement, modification or termination of, any Contract or KNAC LTD Contract other than through change orders in the Ordinary Course of Business;
(c)    sold, leased, transferred, assigned or otherwise disposed of any Purchased Assets or assets of KNAC LTD that, individually or in the aggregate, had a value at the time of such lease, transfer, assignment or disposition of $25,000 or more;
(d)    made any investment in or contribution, advance or loan to any Person;
(e)    paid, loaned or advanced any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transactions with, any of its Affiliates other than (i) payment of management charges (“CMC and “AMC”) in accordance with past practice and (ii) payment made and accruals in respect of payments made provided that any such payments and accruals are made or arise in the Ordinary Course of Business and have been made on arm’s length terms;
(f)    made any material change in any of its accounting principles;
(g)    increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plans or arrangements or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to any officers, managers, directors or employees of KNAC INC or KNAC LTD other than in the Ordinary Course of Business consistent with past practice;
(h)    canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $25,000, individually, or $50,000, in the aggregate;

(i)    made any capital expenditures in excess of $25,000, individually, or $50,000, in the aggregate;
(j)    suffered any Material Adverse Effect in its financial condition (including changes in working capital, assets, liabilities, obligations or reserves) or experienced any event or failed to take any action which reasonably could be expected to result in such a Material Adverse Effect;
(k)    suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or loss of officers, employees, independent contractors, customers, or suppliers or other favorable business relationships which reasonably could be expected to result in a Material Adverse Effect;
(l)    paid or declared any dividends or distributions, returned any capital or purchased, redeemed, acquired or retired any Debt, equity interests or other securities from its owners, or other securityholders or debtholders;
(m)    issued any note, bond or other indebtedness or created, incurred, assumed or guaranteed any Debt;
(n)    issued, sold or otherwise disposed of any of its equity interests or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;
(o)    made any loan to, or entered into any other transaction with, any of its directors, managers, officers, or employees outside the Ordinary Course of Business; or
(p)    agreed, whether in writing or otherwise, to do any of the foregoing.
Section 4.23    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending or planned by KAS, KNAC INC or KNAC LTD. Sellers are not entering into this Agreement with the intent (whether actual or constructive) to hinder, delay, or defraud its present or future creditors.
Section 4.24    Capital Structure. The authorized capital stock of KNAC LTD consists of an unlimited number of Class A shares of which 2,200,001 Class A common shares are issued and outstanding and all of which are owned by KAS. The Purchased Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to or issued in violation of any purchase option, right of first refusal, pre-emptive right, subscription right or any similar right and have been issued in accordance with all applicable Laws. There are no other securities of KNAC LTD of any class authorized or outstanding. There are no: (a) outstanding obligations, options, warrants, convertible securities or other rights, agreements or commitments relating to the capital stock of KNAC LTD or obligating KNAC LTD to issue or sell or otherwise transfer shares of capital stock of KNAC LTD; or (b) outstanding obligations of KNAC LTD to repurchase, redeem or otherwise acquire shares of capital stock of KNAC LTD or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Upon consummation of the Closing, Canadian Buyer will be the registered and beneficial owner of all of the issued and outstanding capital stock of KNAC LTD, free and clear of all Encumbrances.

Section 4.25    Updates to Schedules. Schedules mentioned in this ARTICLE IV shall be updated with any new matters and issues relevant for the applicable representation or warranty that arise or occur between the date of this Agreement and Closing. Notwithstanding any such update to the schedules, the matters and issues disclosed in any such update will be deemed to be a breach of the applicable representation and warranty and such breach will remain subject to the indemnification rights of Buyers set forth in ARTICLE IX.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER PARTIES
The Buyer Parties hereby jointly represent and warrant to Sellers as follows:
Section 5.01    Organization (Buyer). US Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, USA. Canadian Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the province of New Brunswick, Canada.
Section 5.02    Authorization (Buyer). Buyers have all requisite corporate power and authority (a) to make, execute, deliver and perform this Agreement and the other Buyer Transaction Documents and (b) to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Buyer Transaction Documents have been duly and validly authorized by all necessary corporate action on the part of Buyers. This Agreement constitutes, and when executed and delivered the other Buyer Transaction Documents will constitute, the valid and legally binding obligation of Buyers, enforceable in accordance with their respective terms.
Section 5.03    Non-Contravention (Buyers). Neither the execution or delivery of this Agreement or any of the other Buyer Transaction Documents by Buyers, nor the consummation by Buyers of the transactions contemplated hereby or thereby, will (a) conflict with or violate any Law or any provision of the articles of incorporation or bylaws of Buyers, or (b) require the consent, authorization or approval of, or notice to, or filing or registration with, any Person.
Section 5.04    Solvency (Buyers). None of the following events have occurred in relation to either of the Buyers:
(a)    a receiver, manager, liquidator, administrator or trustee has been appointed in respect of a Buyer or any of its assets or anyone else has been appointed who (whether or not as agent for the Buyer) is in possession, or has control, of any of the Buyer’s assets for the purpose of enforcing an Encumbrance;
(b)    an application has been made to court or a resolution has been passed or an order has been made for the winding up or dissolution of the Buyer;
(c)    the Buyer has proposed or has taken any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them; or

(d)    the Buyer has stopped paying its debts when they become due or has declared or taken under any applicable law to be insolvent or the Buyer’s board of directors has resolved that it is, or is likely to become at some future time, insolvent.
Section 5.05    Organization (Matrix). Matrix is a corporation duly incorporated, validly existing under the laws of the State of Delaware.
Section 5.06    Authorization (Matrix). Matrix has all requisite corporate power and authority (a) to make, execute, deliver and perform this Agreement and (b) to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Matrix. This Agreement constitutes the valid and legally binding obligation of Matrix, enforceable in accordance with its terms.
Section 5.07    Non-Contravention (Matrix). Neither the execution nor delivery of this Agreement by Matrix, nor the consummation by Matrix of the transactions contemplated hereby, will (a) conflict with or violate any Law or any provision of the articles of incorporation of Matrix, or (b) require the consent, authorization or approval of, or notice to, or filing or registration with, any Person, except for any filings required under the rules and regulations of the U.S. Securities and Exchange Commission.
Section 5.08    Solvency (Matrix). None of the following events have occurred in relation to Matrix:
(a)    a receiver, manager, liquidator, administrator or trustee has been appointed in respect of Matrix or any of its assets or anyone else is appointed who (whether or not as agent for Matrix) is in possession, or has control, of any of Matrix’ assets for the purpose of enforcing an Encumbrance;
(b)    an application has been made to court or a resolution has been passed or an order has been made for the winding up or dissolution of Matrix;
(c)    Matrix has proposed or has taken any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them; or
(d)    Matrix has stopped paying its debts when they become due or has declared or taken under any applicable law to be insolvent or Matrix’ board of directors has resolved that it is, or is likely to become at some future time, insolvent.
ARTICLE VI
COVENANTS OF THE PARTIES
Section 6.01    Further Assurances. Following the Closing, each Party shall, from time to time, at the request of any other Party and without further cost or expense to the requesting Party, do and perform, or cause to be done and performed, all further acts and things and shall execute and deliver all further agreements, certificates, instruments and documents as any other Party may reasonably request in order to carry out the intent and accomplish the purposes of this

Agreement or any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including (a) in the case of Sellers, the execution and delivery of such instruments of conveyance and transfer as are necessary to more effectively evidence the sale, transfer, assignment and delivery of the Purchased Assets and Purchased Shares, and (b) in the case of Buyers, the execution and delivery of such instruments of assumption as are necessary to more effectively evidence the assumption by Buyers of the Purchased Assets, the Purchased Shares and Assumed Liabilities.
Section 6.02    Publicity; Disclosure. No Party may issue any press release or other public announcement or disclosure relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval of the other Party (other than press releases or public announcements which may be required by law or the rules of any applicable securities exchange). Any such press release or public announcement or disclosure which may be required by law or the rules of any applicable securities exchange will, to the extent legally and practically possible, be provided to the other Party for comment before being made.
Section 6.03    Benefit of Contracts; Consents/Releases; Non-Transferability of Assets.
(a)    To the extent that there are certain Assumed Contracts, Assumed Leases and/or Assumed Assets relating to the US Business, which are not assignable or otherwise transferable without the approval, authorization, waiver, consent or release of Persons other than Sellers or their respective Affiliates, and such approvals, authorizations, waivers, consents or releases are not obtained by the Closing Date, this Agreement and the Closing shall not constitute an assignment or agreement to assign or transfer such assets without such approval, authorization, waiver, consent or release. If and when any such approval, authorization, waiver, consent or release shall be obtained, as between the Parties, such Assumed Contract, Assumed Lease or other Purchased Asset shall be deemed to have been assigned or otherwise transferred as of the Effective Time without any adjustment to the Purchase Price.
(b)    KNAC INC shall use its commercially reasonable efforts to obtain in a timely manner all approvals, authorizations, waivers, consents and releases of third parties necessary, proper or advisable to consummate the transactions contemplated by this Agreement that are not obtained prior to the Closing, including all third-party consents required to be obtained pursuant to any Assumed Contract or Assumed Lease in connection with the consummation of the transactions contemplated hereby in order to continue the full validity and effectiveness of any such Assumed Contract or Assumed Lease following the Closing. All such approvals, authorizations, waivers and consents shall be in writing and in form and substance reasonably satisfactory to Buyers, and executed counterparts thereto shall be delivered to Buyers promptly after receipt thereof, and shall be at KNAC INC’s sole cost and expense.
(c)    The Buyers shall use their commercially reasonable efforts to assist KNAC INC in obtaining the approvals, authorizations, waivers, consents and releases mentioned in item (b) above, including (i) to execute any novation agreements or other instrument of transfer necessary to release KNAC INC from any liability and obligation under any Assumed Contract or Assumed Lease, and (ii) if required by the applicable counterparty or Governmental Authority, to provide a parent company guarantee from its ultimate parent or other adequate security for its performance under any such Assumed Contract or Assumed Lease.

(d)    To the extent that any approvals, authorizations, waivers, consents or releases necessary for the transfer or novation of any Assumed Contract or Assumed Lease shall not have been obtained (each, a “No Consent Contract”), Buyers shall be deemed Sellers’ agent for purpose of completing, fulfilling and discharging all of Sellers’ obligations and liabilities under the No Consent Contract. If Sellers shall be unable to make the equitable assignment described in the preceding sentence, or if such attempted transfer or novation would adversely affect the rights of KNAC INC or US Buyer under such No Consent Contract or would not transfer or novate all of KNAC INC’s rights thereunder, KNAC INC and US Buyer shall continue to cooperate and use all commercially reasonable efforts to provide US Buyer with all such rights. To the extent that any necessary consents, approvals or authorizations are not obtained, or until the impediments to such transfer or novation are resolved, KNAC INC and the US Buyer shall use their best efforts to take all steps and actions to the extent permitted by Law to provide US Buyer with the benefits of such No Consent Contracts and, to relieve KNAC INC of the performance and other obligations and liabilities thereunder, including (a) entry into subcontracts for the performance thereof, (b) cooperation in any lawful arrangement designed to provide such benefits to US Buyer and to relieve KNAC INC of the performance and other obligations and liabilities thereunder and (c) enforcement, at the request of and for the account of US Buyer, of any of KNAC INC’s rights arising from any such No Consent Contract or against any third Person in accordance with the terms thereof. To the extent that US Buyer is provided the benefits (including payment rights) of any such No Consent Contract (whether from KNAC INC or otherwise), US Buyer shall perform for the benefit of any third Person the obligations of KNAC INC thereunder or in connection therewith and US Buyer shall pay, perform and discharge all obligations and liabilities of KNAC INC relating to such performance. To the extent that any necessary consents, approvals or authorizations are not obtained and KNAC INC is unable to provide US Buyer with the benefits of such Non Consent Contracts, KNAC INC shall reimburse US Buyer for all damages suffered by US Buyer, by reason of the failure to obtain such consent, but only up to the amount of any benefit of such Non Consent Contract actually obtained by KNAC INC.
Notwithstanding anything in this Agreement or in this Section 6.03 to the contrary, the consents to the assignment of the Assumed Contracts and Assumed Leases listed on Schedule 3.03(i), each executed by the appropriate contractual third Person, must be delivered to Buyers at or prior to Closing.
(e)    For the avoidance of doubt, this Section 6.03 shall be without prejudice to Section 3.03(i).
Section 6.04     Continuing Services. KNAC INC and KNAC LTD are presently provided with services (including certain IT services) as further described in the Transitional Services Agreement (for the purposes of this Section 6.04 the “Transitional Services”). The Sellers undertake to ensure that the relevant companies provide the Transitional Services to Buyers on the basis described in the Transitional Services Agreement. The Buyers shall indemnify, defend and hold Sellers and their respective directors, shareholders, officers, employees, agents, Affiliates, successors and assigns harmless from and against any and all Losses arising out of, resulting from or relating to the Transitional Services Agreement, including (for the avoidance of doubt) any claim made by Aker Business Services Inc. under a certain indemnification agreement between the Sellers and Aker Business Services Inc. in relation to the Transitional Services Agreement.
Section 6.05    Refunds and Remittances. After Closing, if any Seller or any of their respective Affiliates receives any refund or other amount which is related to a period after the Balance Sheet Date and to a Purchased Asset and is otherwise properly due and owing to any Buyer in accordance with the terms of this Agreement or the Transaction Documents, Sellers shall promptly remit or cause to be remitted such amount to such Buyer. After Closing, if Buyers or any of their Affiliates receive any refund or other amount which is an Excluded Asset, is related to a period prior to the Balance Sheet Date or is otherwise properly due and owing to any Seller in accordance with the terms of this Agreement or the Transaction Documents, Buyers shall promptly remit or cause to be remitted such amount to such Seller.
Section 6.06    Third Party Claim. After Closing, if Buyers or any of their Affiliates receive a claim asserted by a third party (including for the avoidance of doubt any Employee) related to an Excluded Asset or an Excluded Liability, they shall refer such third party to the Sellers and not engage in any discussions in relation to the merits of such claim or otherwise address the claim.
Section 6.07    Wrong Pockets. After Closing, if KNAC INC owns any assets which in the year prior to Closing have been used exclusively by the Business, KNAC INC shall ensure that such asset is transferred to the US Buyer for nominal consideration as soon as practicable after becoming aware of the ownership of such asset. After Closing, if US Buyer owns any assets which in the year prior to Closing have been used exclusively by the activities related to the Excluded Assets, US Buyer shall procure that such asset is transferred to KNAC INC for nominal consideration as soon as practicable after becoming aware of the ownership of such asset.
Section 6.08    Bank Guarantees and Parent Company Guarantees.
(a)    The Sellers and the Buyers shall jointly co-operate to ensure that, with effect from Closing, the relevant Seller and/or any Seller’s Affiliate are fully released from all their liabilities and obligations under the Bank Guarantees and the Parent Company Guarantees.
(b)    To the extent that the parties fail to obtain a full release of all or any Seller’s and/or Seller’s Affiliate’s obligations under the Bank Guarantees and the Parent Company Guarantees by Closing, following Closing the Parties shall jointly use all reasonable endeavours to ensure that the relevant Seller and/or Seller’s Affiliate as soon as practicable following Closing are released from all their liabilities and obligations under any outstanding Bank Guarantees and Parent Company Guarantees.
(c)    In order to ensure the releases referred to in Section 6.08(a) (and without limitation to the Parties’ obligations in Section 6.08(a) and Section 6.08(b)), a Buyer Party and/or an appropriate Affiliate of the Buyer Party shall offer to enter into one or more guarantees in favour of the relevant counterparty on substantially the same terms as the existing guarantee granted by the relevant Seller or Seller’s Affiliate and otherwise on such reasonable terms as the Buyer’s Affiliate may agree with the counterparty and, if necessary to obtain the release of any of the Bank Guarantees, the Buyer Parties shall use reasonable endeavours to ensure that equivalent letters of credit are provided in respect of such obligations for the benefit of the relevant counterparty on such reasonable terms as the Buyer’s Affiliate may agree with the counterparty. If within three (3) months from Closing the Parties are unable to obtain the release of any Seller and/or Sellers’ Affiliate from any:
(i)    Bank Guarantee, the Buyers shall use reasonable endeavours to ensure that an equivalent letter of credit is provided to such Seller or Seller’s Affiliate to the extent of, and on substantially the same terms as (including, without limitation, timing of payment), the continuing obligations of such Seller or Seller’s Affiliate under the relevant Bank Guarantee; and
(ii)    Parent Company Guarantees, Matrix shall provide a guarantee to Kværner ASA to the extent of, and on substantially the same terms on a back-to-back basis as (including, without limitation, timing of payment and governing law and dispute resolution), the continuing obligations of Kværner ASA under the Parent Company Guarantees.
(d)    To the extent that the Parent Company Guarantees remain outstanding following Closing, the Sellers undertake to comply with all reasonable instructions of the Buyers in connection with such Parent Company Guarantees.
(e)    Following Closing, the Buyer Parties shall jointly and severally indemnify the Sellers and Sellers’ Affiliates from and against and hold them harmless in respect of all actions, claims, proceedings, loss, damage, payments, costs and expenses (including reasonable attorneys’ fees) reasonably and properly incurred by the Sellers or any Seller’s Affiliate in relation to or arising out of any claims made in respect of any Bank Guarantee or Parent Company Guarantees. The Buyers’ obligation to indemnify the Sellers and any Seller’s Affiliate shall be limited to the extent that, any losses, actions, claims, proceedings, damage, payments, costs or expenses arise or are increased as a result of the Sellers’ breach of Section 6.08(a) and Section 6.08(d).
Section 6.09    Non-Solicitation; Non-Competition and Confidentiality.
(a)    For a period of four (4) years following the Closing, Sellers shall not, and shall cause their Affiliates not to, attempt to damage, impair or interfere with the Purchased Assets by soliciting any Employees employed by Buyers or KNAC LTD to resign from their employment with Buyers or KNAC LTD, or by interfering with the relationship between the Business and any of its consultants, agents, representatives or vendors.
(b)    Sellers agree that, for a period of four (4) years from the Closing Date, Sellers will not, and shall cause their Affiliates not to, directly or indirectly, in any way compete with the Business as conducted as of the Closing Date in any state in the United States or any province in Canada in which the Business is being conducted on the Closing Date or in any state in the United States or province of Canada in which the Business was being conducted at any time in the five (5) years prior to the Closing Date (for the purposes of this Section 6.09(b) a “Competing Business”). Nothing in this Section 6.09(b) shall prevent or restrict in any way the

Sellers or any of their Affiliates from engaging in any of the following activities (“Ancillary Competing Businesses”) provided that in no event shall the Sellers and their Affiliates derive Competing Business revenues from such Ancillary Competing Businesses which exceed in the aggregate $50,000,000 in any calendar year:
(i)    continuing its current business activities (outside the Business), including (for the avoidance of doubt) the activities related to the Excluded Assets and the Excluded Liabilities, as conducted at the date of this Agreement or developing such activities in the ordinary course of business consistent with past practice;
(ii)    engaging as subcontractor for less than thirty (30) percent of the scope of a delivery which is considered a Competing Business;
(iii)    engaging as a joint venture partner in its capacity as provider of less than thirty (30) percent of the scope of delivery by the joint venture;
(iv)     engaging in a project in which a subset of the services provided is a Competing Business, provided that such subset of services are not material to the project as a whole; or
(v)    acquiring any business, assets, undertaking, company or other person, or merging with any business, assets, undertaking, company or other person which carries on Competing Business, provided that such competing business is not material to the transaction in question (which for the purposes of this section shall mean that the Competing Business constitutes not more than thirty (30) percent of the relevant target’s revenues during any of the preceding three accounting years prior to the relevant Seller or Affiliate committing to such transaction).
(vi)     holding shares or any other securities in a listed company which carries on a Competing Business, provided that the relevant Seller or Affiliate of the Seller does not exercise, directly or indirectly, material influence in that company, which shall be taken to be the case if the shares do not confer more than five (5) percent of the total voting rights that can be cast in a shareholder meeting of that company.
(c)    For a period of four years following the Closing, Sellers shall not, and shall cause their Affiliates not to, solicit business from, any person or entity who is a customer of the Business on the Closing Date or was a customer of the Business during the five (5) year period preceding the Closing Date, except for solicitations of customers with respect to activities outside the Business.
(d)    Sellers shall not disclose, furnish, disseminate, make available or use any trade secrets or confidential business included in the Purchased Assets, without limitation as to when or how such Sellers may have acquired such information; provided, however, that KNAC INC shall be entitled to use any such information necessary in relation to the Excluded Assets and Excluded Liabilities or for the winding down of its business and affairs. Such confidential information shall include, without limitation, unique software, product designs, selling, manufacturing and servicing methods and business techniques, training, service and business manuals, promotional materials, training courses and other training and instructional materials, vendor and product information, customer and prospective customer lists, other customer and prospective customer information and other business information, if any, included in the Purchased Assets.
(e)    The Parties agree that irreparable damage would occur in the event that any provision of this Section 6.09 is not performed in accordance with the terms hereof or is otherwise breached. Accordingly, the Parties hereby agree that each Party shall be entitled to an injunction to prevent a breach of this Section 6.09 and shall be entitled to specific performance of the terms and provisions hereof in addition to any other remedy at law or in equity.
Section 6.10    Tax Matters.
(a)    KNAC INC shall prepare and file all necessary Tax Returns, on behalf of itself only, relating to the US Business, which are required to be filed for all Tax Periods. Sellers shall pay any expenses associated with the filing of such Tax Returns. All post-closing payments made under this Agreement shall be deemed, for Tax purposes, to be an adjustment to the Purchase Price, to the extent permitted by Law.
(b)    In connection with the preparation of any Tax Returns or for any inquiry, audit or investigation by any Tax authority or any administrative or judicial proceeding, Buyers and Sellers shall cooperate fully with each other in a timely manner, providing all records, information and work papers reasonably requested by the other Party, and providing access to employees as reasonably requested.
(c)    KNAC INC agrees, pursuant to the standard procedure in Revenue Procedure 2004-53, to perform all the reporting duties for the wages and other compensation it pays to its Employees on or before the Effective Time, including the filing of quarterly Forms 941 and the furnishing and filing of Forms W-2 and W-3. KNAC INC agree to furnish Forms W-2 to its Employees no later than January 31, 2014, reporting wages and other compensation paid by KNAC INC on or before the Effective Time to its Employees. Buyers agree to perform all the reporting duties for the wages and other compensation it pays after the Effective Time to Employees, including the filing of quarterly Forms 941 and the furnishing and filing of Forms W-2 and W-3. Buyers agree to furnish Forms W-2 no later than January 31, 2014, reporting wages and other compensation paid by Buyers after the Effective Time to the respective Employees. Notwithstanding the foregoing and to the extent permissible under applicable Laws, US Buyer shall function as a successor employer with respect to the Employees who are employees of KNAC INC for purposes of the Federal Insurance Contributions Act, as codified at 26 U.S.C. 3101-3128, the Federal Unemployment Act, as codified at 26 U.S.C. Sections 3101-3311 and, to the extent US Buyer elects, any applicable state unemployment compensation laws.
(d)    Buyers shall cause KNAC LTD to prepare and file all Tax Returns of KNAC LTD due after the Closing Date. Buyers shall deliver to KAS for its review a draft of each Tax Return of KNAC LTD to be filed after the Closing Date that may give rise to any Tax liability for which Seller may be liable under this Agreement as soon as reasonably practicable before the deadline for filing such Tax Return, including extensions. KAS shall notify Buyers in writing (specifying the nature of such objection) if it objects to any portion of the draft Tax Return within 15 days after the draft Tax Return is delivered to KAS. If Buyers do not receive a written objection (specifying the nature of such objection) by the end of such 15-day period, Buyers may file the Tax Return. If KAS notifies Buyers that it objects to any portion of the draft Tax Return on or before the end of such 15-day period, Buyers and KAS shall attempt to mutually resolve any disagreements in good faith regarding such draft Tax Return. Any disagreements regarding the draft Tax Returns that are not resolved within an additional 10-day period by KAS and Buyers shall be resolved by the Independent Accountant, whose decision shall be final and whose fees shall be shared equally by KAS and Buyers. Tax Returns that are subject to any disagreement shall not be filed until such disagreement is resolved; provided, that, if such Tax Returns must be filed in order to avoid a penalty, such Tax Returns may be filed as prepared (with any changes to which KAS and Buyers agree prior to the date of filing reflected therein), and, if further changes are agreed upon or required by the Independent Accountant, then Buyers shall amend such Tax Returns promptly to reflect such changes.
Section 6.11    Access to Information.
(a)    Buyers agrees that they shall preserve and keep all pre-Closing records of the Purchased Assets in their possession in compliance with Buyers’ established records retention policies, and Sellers shall be permitted to retain copies of same. Sellers agree that they shall preserve the records held by Sellers relating to the Business for a period of seven (7) years commencing on the Closing Date. Buyers and Sellers agree that each shall make such records and personnel available to the other as may be reasonably required in connection with, among other things, any insurance claims by, legal proceedings against (other than legal proceedings by any Seller against any Buyer or vice versa) or governmental investigations involving, any Buyer or any Seller or any of their Affiliates or in order to enable any Buyer or any Seller to comply with their respective obligations under this Agreement and the other Transaction Documents. If any Seller or any Buyer wishes to destroy (or permit to be destroyed) any such records prior to the end of the seven-year period described above or, in the case of any Buyer, the applicable period(s) specified by its established records retention policies, such Party shall first give 90 days prior written notice to the other and such other Party will have the right at its option and expense, upon prior written notice given to such Party within that 90 day period, to take possession of such records within 180 days after the date of such notice.
(b)    Between the date of this Agreement and Closing, Sellers will cooperate in all reasonable respects with the Buyer Parties to identify measures required to be taken by the Buyer in order to be able to continue the Business uninterrupted.
(c)    For the purpose of facilitating post-Closing integration of the Business, and to the extent that it does not interfere with Sellers' ordinary Business in such period and always in accordance with applicable Laws, the Sellers will afford to the Buyer Parties and their representatives, at Buyer's sole risk and expense:
(i)    reasonable access to the Purchased Assets and relevant books, records and documentation, key employees, directors and representatives. During such period, Sellers will make available to a reasonable number of Buyer Party representatives adequate office space and facilities at the principal office facilities of KNAC INC and KNAC LTD;

(ii)    the right for the Buyer Parties in cooperation with the Sellers to arrange and conduct townhall meeting with relevant employees in order to inform about its future intentions with the Business following Closing;
(iii)    the right for the Buyer Parties and their representatives to make financial, environmental and physical assessments of the Purchased Assets and the assets owned by KNAC LTD (including the Owned Real Property) and, in connection therewith, the right to enter and inspect such Purchased Assets and the assets owned by KNAC LTD (including the Owned Real Property). Sellers shall be provided not less than 48 hours prior notice of such activities, and the Sellers’ representatives shall have the right to witness any such inspections and assessments. The Buyer Parties shall (and shall cause their representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information confidential and will not (and will cause their representatives not to) disclose any such data, information or results to any Person (other than Sellers) unless otherwise required by Law or regulation and then only after written notice to Sellers of the determination of the need for disclosure.
(d)    Except as required by Law or regulation, the Buyer Parties and their representatives will not use any information obtained pursuant to this Section 6.11 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.
Section 6.12    Longview Arbitration. For a period of two (2) years after the Effective Date, US Buyer agrees to use commercially reasonable efforts to make available to KNAC INC all relevant Employees who may be required to attend meetings, depositions, arbitral hearings or as otherwise deemed reasonably necessary by KNAC INC in connection with the Longview Arbitration. Moreover, US Buyer agrees to provide to KNAC INC any and all services which may be reasonably required in respect of KNAC INC’s accounting needs for the period after Closing. Except for the reimbursement of all out-of-pocket expenses and except to the extent that any Employee shall be required to devote more than 100 hours in any calendar year to the Longview Arbitration, US Buyer shall not be entitled to any compensation for the performance of the services as set out in this Section 6.12. In the event any Employee may be required to devote more than 100 hours in any calendar year, or in the event any Employee is needed beyond two (2) years after the Effective Date, to the Longview Arbitration, US Buyer may invoice Sellers at an hourly rate of $150 per Employee. Sellers shall pay any such invoice within 30 days of receipt. The obligations of US Buyer shall remain valid and not expire until KNAC INC has given US Buyer notice that the Longview Arbitration is concluded with final effect and that US Buyer’s obligations under this Section 6.12 therefor shall have expired.
Section 6.13    Access to Premises. Until May 15, 2014, US Buyer agrees with the Sellers that certain personnel of KNAC INC as listed in Schedule 6.13 shall be permitted to retain designated office spaces, a conference room, document storage area and two visitor cubes in the premises leased by KNAC INC in Canonsburg, Pennsylvania for use related to the Longview Arbitration and the Buyers shall not be entitled to any compensation therefore.
Section 6.14    Access to Personnel. For the purposes of managing and completing tasks related to the Excluded Assets and Excluded Liabilities and to ensure that necessary information and assistance is provided in connection therewith, KNAC INC shall have reasonable access to appropriate Employees for a temporary period or periods after Closing, such access not to impose an unreasonable burden to such Employees. US Buyer may invoice Sellers at an hourly rate of (i) $75 for Employees with a base salary equal to or under $100 000, (ii) $100 for Employees with a base salary between $100 000 and $175 000 and (iii) $150 for Employees with a base salary over $175 000 per Employee for time so devoted.
Section 6.15    Warranty Work. After the Closing Date, US Buyer shall after reasonable notice provide services to KNAC INC for the performance of warranty work under customer contracts which form part of the Excluded Assets or under customer contracts which are completed on or prior to the Effective Time. The services shall be provided with due diligence and in accordance with good professional standards, and US Buyer shall comply with all applicable laws and regulations relevant for the execution of the services. In case of capacity shortage, US Buyer shall prioritize KNAC INC and its other business on a pro-rata and non-discriminatory basis. In consideration for providing services as set out above, KNAC INC shall pay to US Buyer a consideration which represents US Buyer’s actual cost plus 20% mark-up.
Section 6.16    KNAC INC Employee Matters.
(a)    Effective as of the Closing Date, US Buyer shall make offers of employment to substantially all KNAC INC Employees. The terms of US Buyer’s offers of employment to each KNAC INC Employee pursuant to this Section 6.16(a) shall be on terms and conditions, including as to salary, benefits and credit for length of service, which are, in the aggregate, substantially comparable to those that such Employee currently enjoys. Except as otherwise provided in Section 6.17, nothing in this Section 6.16 or otherwise in this Agreement shall obligate US Buyer to continue any term or condition of employment or any employee benefit plan, program or arrangement for any period of time or to employ any Employee for any period of time. KNAC INC will, upon reasonable request from US Buyer, provide to US Buyer all information regarding each Employee as may be necessary for US Buyer to satisfy the requirements of this Section 6.16.
(b)    Notwithstanding anything herein to the contrary, US Buyer shall be responsible for any and all liabilities under the WARN Act (or any similar Law) resulting from Buyer’s failure to hire all of the KNAC INC Employees on the Closing Date or US Buyer’s termination of such Employees following the Closing Date. Sellers agree to retain any and all obligations with respect to liabilities under the WARN Act (or any similar state or local Law) arising prior to the Closing Date.
(c)    Notwithstanding anything herein to the contrary, Seller agrees that, effective as of the Closing Date, Seller will continue to provide coverage (under the same terms and conditions as to benefits and eligibility as applied prior to the Closing Date) for any former KNAC INC Employee hired by US Buyer, as coverage of a former employee other than through COBRA, under all KNAC INC Employee Benefit Plans providing health and welfare benefits (including, but not limited to, benefits under any cafeteria plan, within the meaning of Code section 125, associated with such KNAC INC Employee Benefit Plans providing health and welfare benefits) (the “Transition Benefits”) for a transition period to end at the close of business on June 30, 2014 (the “Transition Period”). During the Transition Period, Seller

agrees to be solely responsible for administration of the Transition Benefits, including, but not limited to, compliance with Laws with respect to the Transition Benefits. During the Transition Period, Seller agrees not to amend, modify or terminate the Transition Benefits, without the prior written consent of US Buyer, which may not be unreasonably withheld by US Buyer. During the Transition Period, the Parties agree to cooperate with respect to the Transition Benefits.
US Buyer will reimburse KNAC INC for the cost of Transition Benefits provided during the Transition Period to KNAC INC employees hired by US Buyer (excluding the cost of such Transition Benefits paid by KNAC INC employees hired by US Buyer). At the end of the Transition Period, US Buyer will provide health and welfare benefits to KNAC INC employees employed by US Buyer. KNAC INC will be responsible for providing COBRA continuation coverage as required by law to KNAC INC employees hired by Buyer, and will consider a COBRA qualifying event as occurring on the last day of the Transition Period with respect to KNAC INC employees hired by US Buyer and employed by US Buyer on such date.
US Buyer will offer participation in its 401(k) plan to KNAC INC employees hired by US Buyer effective as of the Closing Date, and will credit the service of such employees with KNAC INC for purposes of eligibility and vesting under the US Buyer 401(k) plan.
(d)    This Section 6.16 is solely for the purpose of defining the obligations between US Buyer and KNAC INC concerning KNAC INC’s employees, and will in no way (i) be construed as creating any employment contract or right to employment for any specified time, (ii) create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of KNAC INC, its respective Affiliates or any other Person other than the Parties and their respective successors and permitted assigns, or (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by KNAC INC, US Buyer or any of their respective Affiliates.
Section 6.17    Withdrawal Liability.
(a)    KNAC INC shall retain liability for, and shall pay when due, any contributions required to be made by KNAC INC with respect to the Multiemployer Pension Plans under the US CBAs with respect to the period preceding the Closing Date.
(b)    With respect to each Non-CIE Multiemployer Pension Plan identified on Schedule 4.16(t)(ii), KNAC INC and US Buyer agree as follows: (i) from and after the Closing Date, US Buyer shall continue making contributions to the Non-CIE Multiemployer Pension Plan for substantially the same number of contribution base units for which KNAC INC has an obligation to contribute to the Non-CIE Multiemployer Pension Plans under the applicable collective bargaining agreements obligating KNAC INC to make contributions to the Non-CIE Multiemployer Pension Plans; (ii) unless exempt under Pension Benefit Guaranty Corporation Regulations Section 4204.11 or Section 4204.21 or otherwise waived by the Non-CIE Multiemployer Pension Plan, US Buyer shall provide a bond, letter of credit, or escrow in favor of the Non-CIE Multiemployer Pension Plan for a period of five (5) plan years (the “4204 Term”) commencing with the first plan year beginning after the Closing Date in an amount and form that satisfies the requirements of Section 4204(a)(1)(B) of ERISA; (iii) in the event that US Buyer withdraws in a complete or partial withdrawal under Section 4201 of ERISA from any of the Non-CIE Multiemployer Pension Plans during the 4204 Term, and US Buyer fails to make any withdrawal liability payments when due, KNAC INC shall be secondarily liable for any withdrawal liability that KNAC INC would have had to the applicable Non-CIE Multiemployer Pension Plan but for the provisions of this Section 6.17(b) and Section 4204 of ERISA; and (iv) in the event that all or substantially all of KNAC INC’s assets are distributed, or if KNAC INC is liquidated during the 4204 Term, then KNAC INC shall provide a bond or amount in escrow equal to the present value of the withdrawal liability that KNAC INC would have had but for the provisions of this Section 6.17(b) and Section 4204 of ERISA.
(c)    Seller will indemnify US Buyer for the cost and expense of any bond, letter of credit or escrow US Buyer is required to provide under Section 6.17(b). KNAC INC agrees to cooperate with US Buyer in connection with any application for a variance or exemption for any bonding, letter of credit, or escrow requirement made by US Buyer to the PBGC and/or to the Non-CIE Multiemployer Pension Plan. From and after the Closing Date, until final determination, KNAC INC authorizes US Buyer to initiate arbitration, litigation or to do any other act which US Buyer deems, in its discretion, appropriate in order to reduce or eliminate any withdrawal liability or any bonding, letter of credit, or escrow requirement imposed by the Non-CIE Multiemployer Pension Plan which US Buyer is required to satisfy under the terms of this Section 6.17. KNAC INC agrees to reasonably assist US Buyer, in any proceedings commenced in accordance with this Section 6.17(c).
(d)    With respect to the CIE Multiemployer Pension Plans, Sellers on behalf of themselves agree they will not, and on behalf of each ERISA Affiliate of Sellers, now or in the future existing, Sellers will cause each such ERISA Affiliate to not, (i) continue to perform work within the jurisdiction of the CIE Multiemployer Pension Plan for which contributions were required under a relevant US CBA or (ii) within the five-year period following the Closing Date, to resume such work without renewing the obligation to make contributions to such CIE Multiemployer Pension Plan.
Section 6.18    Name Change. Not later than 15 Business Days following the Closing, Canadian Buyer shall cause KNAC LTD to (i) amend or terminate any certificate of assumed name, business name, trademark, tradename or “doing business as” filing so to eliminate its right to use, and all references to “Kværner”, “Kvaerner”, or any deviations thereof and (ii) file articles of amendment amending its certificate and articles of incorporation to change the legal name of KNAC LTD to a name not including or similar to “Kværner”, “Kvaerner”, or any deviations thereof. Not later than 180 days following the Closing, Canadian Buyer shall remove the names “Kvaerner” “Kværner” or any derivations of those names and any logos associated therewith from all of the Purchased Assets and all assets held or otherwise controlled by KNAC LTD. Canadian Buyer shall forthwith deliver to the Sellers written evidence of such changes in name, together with a certificate of a senior officer of Canadian Buyer attesting to the completion in full of the matters contemplated herein, to evidence compliance with this covenant, which covenant shall survive Closing.
Section 6.19    Notification under the Investment Canada Act. Within thirty (30) days of Closing, Canadian Buyer shall make any and all required notifications under the Investment Canada Act.

Section 6.20    Operation of Business. Between the date of this Agreement and the Closing Date, KNAC INC agrees (in respect of the US Business and the Purchased Assets only) not to and KAS agrees to cause KNAC LTD not to:
(a)    suffer or permit any Encumbrance to arise or be granted or created against or upon any of the Purchased Assets or any asset of KNAC LTD, other than in the Ordinary Course of Business and only to the extent such Encumbrances are with respect to liabilities that do not, individually or in the aggregate, exceed a value of $25,000;
(b)    enter into, or permit any amendment, supplement, modification or termination of, any Contract or KNAC LTD Contract other than through change orders in the Ordinary Course of Business;
(c)    sale, lease, transfer, assign or otherwise dispose of any Purchased Assets or assets of KNAC LTD that, individually or in the aggregate, have a value at the time of such lease, transfer, assignment or disposition of $25,000 or more;
(d)    make any investment in or contribution, advance or loan to any Person;
(e)    pay, loan or advance any amounts to, or sale, transfer or lease any of its assets to, or enter into any other transactions with, any of its Affiliates other than (i) payment of management charges (“CMC and “AMC”) in accordance with past practice and (ii) payment made and accruals in respect of payments made provided that any such payments and accruals are made or arise in the Ordinary Course of Business and have been made on arm’s length terms;
(f)    make any material change in any of its accounting principles;
(g)    increase benefits or benefit plan costs or change bonus, insurance, pension, compensation or other benefit plans or arrangements or grant any bonus or increase in wages, salary or other compensation or make any other change in employment terms to any officers, managers, directors or employees of KNAC INC or KNAC LTD other than in the Ordinary Course of Business consistent with past practice;
(h)    cancel, compromise, waive or release any right or claim (or series of related rights and claims) involving more than $25,000, individually, or $50,000, in the aggregate;
(i)    make any capital expenditures in excess of $25,000, individually, or $50,000, in the aggregate;
(j)    pay or declare any dividends or distributions, return any capital or purchase, redeem, acquire or retire any Debt, equity interests or other securities from its owners, or other securityholders or debtholders;
(k)    issue any note, bond or other indebtedness or create, incur, assume or guaranty any Debt;

(l)    issue, sell or otherwise dispose of any of its equity interests or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity interests;
(m)    make any loan to, or enter into any other transaction with, any of its directors, managers, officers, or employees outside the Ordinary Course of Business;
(n)    fail to file any Tax Return required to be filed prior to the Closing Date or fail to timely pay any Taxes due and payable prior to the Closing Date; or
(o)    agree, whether in writing or otherwise, to do any of the foregoing.
This Section 6.20 shall not operate so as to restrict or prevent:
(a)    any action reasonably and proportionately undertaken by or in respect of any Seller or KNAC LTD in an emergency or disaster situation with the intention of minimizing any adverse effect thereof on the Business (and of which the Buyers will be promptly notified in writing and, where practicable, consulted prior to such action being taken);
(b)    the completion or performance of any obligations undertaken pursuant to any contract, other binding legal arrangement entered into by any of KNAC INC or KNAC LTD (including any tenders made by KNAC INC or KNAC LTD) prior to the date of this Agreement or required by law;
(c)    settlement of any intercompany payables and receivables between, on the one hand, KNAC INC or KNAC LTD, on the other hand, KAS or an Affiliate of KAS (other than KNAC INC and KNAC LTD);
(d)    any matter carried out as specifically contemplated by this Agreement;
(e)    any other matter required by law or regulation; or
(f)    any matter undertaken at the request of any of the Buyer Parties.
Section 6.21    No Solicitation of Other Bids.
(a)    During the period between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, Sellers and Sellers’ Guarantor shall not, and shall not authorize or permit any of their Affiliates or any of its or their representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers and Sellers’ Guarantor shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyers or any of their Affiliates)

concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Business; (ii) the issuance or acquisition of shares of capital stock or other equity securities of KNAC LTD or KNAC INC; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Business.
(b)    During the period between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, in addition to the other obligations under this Section 6.21, Sellers and Sellers’ Guarantor shall promptly advise Buyers orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c)    Seller agrees that the rights and remedies for noncompliance with this Section 6.21 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyers and that money damages would not provide an adequate remedy to Buyers.
Section 6.22    Audited Financial Statements.
(a)    Within 50 calendar days following the Closing, the Sellers shall deliver to the Buyers (i) the audited balance sheet of each of KNAC INC and KNAC LTD as of December 31, 2012 and December 31, 2011, and the related audited statements of operations, shareholders’ equity and cash flows of each of KNAC INC and KNAC LTD for the fiscal years ended December 31, 2012 and December 31, 2011 and (ii) the unaudited balance sheet of each of KNAC INC and KNAC LTD as of September 30, 2013, and the related unaudited statements of operations, shareholders’ equity and cash flows of KNAC INC and KNAC LTD for the period ended September 30, 2013, in each case (A) adjusted to remove the financial impact of the Excluded Assets and Excluded Liabilities, and (B) in form and content in conformity with the applicable financial statement requirements set forth in Regulation S-X of the rules and regulations of the US Securities and Exchange Commission. The KNAC INC financial statements delivered pursuant to this section shall be prepared in accordance with US GAAP. The KNAC LTD financial statements delivered pursuant to this section shall be prepared in accordance with Canadian GAAP.
(b)    The Buyers shall use best efforts to assist the Sellers in preparing the financial statements pursuant to Section 6.22(a), including to provide access to the personnel, books and records relating to the Business as deemed necessary by the Sellers for the purposes of Section 6.22(a).
(c)    In the event there are any discrepancy or inconsistency between the financial statements prepared pursuant to Section 6.22(a) and the Pro-Forma Financial Statements and/or the Financial Statements caused by any difference in judgment and/or application of accounting principles or policies, such discrepancy or inconsistency shall not constitute a breach of any of the warranties given by the Sellers in ARTICLE IV or give basis for any adjustment of the Purchase Price.

ARTICLE VII
CONDITIONS

Section 7.01    Conditions to Each Party’s Obligation to Proceed with Closing. The respective obligations of each Party to proceed with Closing shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions:
(a)    Approvals. Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.
(b)    No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that, prior to invoking this condition, each Party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated.
Section 7.02    Conditions to Obligation of Buyer Parties. The obligation of the Buyer Parties to proceed with Closing is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the Buyer Parties:
(a)    Representations and Warranties. The representations and warranties of Sellers set forth in Article IV and of Sellers’ Guarantor set forth in Article X shall be true and correct in all material respects as of the Closing Date as though made on and as of that time (except that any such representation and warranty which expressly relates to an earlier date shall be true and correct on the Closing Date as of such earlier date and except as to such representations and warranties already qualified as to materiality, which must be accurate and complete in all respects), and Buyers shall have received a certificate signed by Sellers to such effect; provided, however, that the condition set forth in this Section 7.02(a) shall be deemed to be satisfied in any event as long as any breaches of the representations and warranties set forth in Article IV and/or Article X do not, in the aggregate, involve damages to the Buyers in excess of five percent (5%) of the Purchase Price. In determining whether breaches of the representations and warranties involve damages to the Buyers in excess of five percent (5%) of the Purchase Price, Buyers shall obtain and rely on the advice of independent outside legal counsel, accountants, environmental consultants or other relevant experts or consultants.
(b)    Performance of Covenants and Agreements by Sellers. No material breach (in context of the transaction) by the Sellers of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date shall have occurred, and Buyers shall have received a certificate signed by Sellers to such effect.
(c)    No Material Adverse Effect. From the date of this Agreement through the Closing, there shall not have been any change in the condition of the Business or occurrence of any other event that, in each case, has a Material Adverse Effect.
(d)    Closing Deliveries.    The Buyers shall have received all of the items set forth in Section 3.03 unless waived by Buyer.

ARTICLE VIII
TERMINATION
Section 8.01    Termination Rights. This Agreement may be terminated at any time prior to the closing Date:
(a)    By mutual written consent of Buyers and Sellers;
(b)    By either Sellers or Buyers if: (i) the Closing has not occurred by January 31, 2014 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to a Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date); or (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Closing and such order, decree, ruling or other action shall have become final and non-appealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to a Party until such Party has used all reasonable efforts to remove such injunction, order, decree or ruling).
(c)    By Buyers if (i) there has been a breach in any material respect of the representations and warranties made by Sellers in Article IV or Sellers’ Guarantor in Article X (provided, however, that Buyers shall not be entitled to terminate this Agreement pursuant to this clause (i) unless any breaches of the representations and warranties set forth in Article IV and/or Article X involve, in the aggregate, damages to the Buyers in excess of five percent (5%) of the Purchase Price and unless Buyers have given Sellers at least twenty (20) days prior notice of such breach and Sellers or Sellers’ Guarantor have failed to cure such breach within said twenty (20) day period, and the conditions described in Section 7.02(a), other than the provision thereof relating to the certificate signed by Sellers would not be satisfied if the Closing were to occur on the day that Buyers give Sellers notice of such termination); or (ii) Sellers have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, and such failure has not been, or cannot be, cured within a reasonable time after notice and a demand for cure thereof. In determining whether breaches of the representations and warranties involve damages to the Buyers in excess of five percent (5%) of the Purchase Price, Buyers shall obtain and rely on the advice of independent outside legal counsel, accountants, environmental consultants or other relevant experts or consultants.
Section 8.02    Effect of Termination. If this Agreement is terminated by any Party pursuant to the provisions of Section 8.01, this Agreement shall forthwith become void except for, and there shall be no further obligation under this Agreement on the part of any Party or such Party’s respective Affiliates, directors, managers, officers, stockholders or other equityholders except pursuant to, the provisions of Section 6.02 and Article XI (Miscellaneous) (which provisions shall remain in full force and effect in accordance with their terms); provided, however, that all rights and obligations of the Parties which have accrued before termination shall continue to exist.

ARTICLE IX
SURVIVAL AND INDEMNIFICATION
Section 9.01    Survival. The representations, warranties, covenants and agreements contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing, and thereafter (a) the representations and warranties contained in Sections 4.02, 4.03 (clause (a) only), 4.24, 5.02, 5.03 (clause (a) only), 5.06 and 5.07 (clause (a) only) and the covenants and agreements contained herein shall not expire, (b) the representations and warranties contained in Section 4.07 shall survive until three months after the applicable statute of limitations has expired, and (c) the balance of the representations and warranties contained in Article IV shall survive until the eighteen month anniversary of the Closing Date, except that representations contained in Section 4.16(t) and the indemnification obligation in Section 9.02(f) shall survive until the six (6) year anniversary of the Closing Date. Any claim that has been asserted in accordance with Section 9.04 and that is pending on the date of the expiration of the applicable survival period set forth in the immediately preceding sentence may continue to be asserted and shall be indemnified against until fully and finally resolved.
Section 9.02    Indemnification of Buyer Parties. Subject to Closing having occurred, Sellers shall jointly and severally indemnify, defend and hold the Buyer Parties and their directors, shareholders, officers, employees, agents, Affiliates, ERISA Affiliates, successors and assigns harmless from and against any and all Losses arising out of, resulting from or relating to (a) any breach or non-fulfilment of any covenant or agreement made by Sellers under this Agreement, (b) any inaccuracy in, misrepresentation of, or breach of the representations and warranties of Sellers contained in Article IV or of Sellers’ Guarantor contained in Article X, (c) the Excluded Liabilities (including without limitation any liabilities, commitments or obligations relating to the Longview Arbitration), (d) the Excluded Assets, (e) any Environmental Condition relating to KNAC LTD assets and KNAC LTD owned or leased real property which exists on or prior to the Effective Time or which is subsequently asserted but relates to events occurring on or prior to the Effective Time or (f) any claim for withdrawal liability with respect to any Multiemployer Pension Plan to which (i) KNAC INC or its ERISA Affiliates have had an obligation to contribute to or liability thereunder and (ii) which is not identified on Schedule 4.16(t)(ii), that may be made against any of them, on the basis of any theory of liability, whether or not the claim for withdrawal liability relates to the period preceding or following the Closing Date. For avoidance of doubt, the indemnification obligation described in (f) does not apply to any withdrawal by Buyer from a Multiemployer Pension Plan which provides for the exception to the definition of withdrawal for work performed in the building and construction industry under Section 4203(b) of ERISA and the work performed with respect to such Multiemployer Pension Plan by Buyer was performed in the building and construction industry. In all cases, Sellers' liability under (f) with respect to any Multiemployer Pension Plan will be limited to withdrawal liability that has accrued under the Multiemployer Pension Plan as of the Closing Date.
Section 9.03    Indemnification of Sellers. The Buyer Parties shall jointly and severally indemnify, defend and hold Sellers and their respective directors, shareholders, officers, employees, agents, Affiliates, successors and assigns harmless from and against any and all Losses arising out of, resulting from or relating to (a) any breach or non-fulfilment of any covenant or agreement made by Buyers under this Agreement, (b) any inaccuracy in, misrepresentation of, or breach of the representations and warranties of the Buyer Parties contained in Article V, (c) the Assumed Liabilities, or (d) actions taken by Buyers in connection with the Purchased Assets or the operation of the Business (including any “Employment-related Claims” for employment-related actions, including retaliation claims made by Employees, any claims made by Employees or former employees concerning COBRA, the WARN Act, unemployment claim liability, any discrimination, harassment, retaliation, wrongful discharge or termination claims made by Employees or failure to hire claims made by Employees or individuals under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act, the Americans with Disabilities Act, as amended, the Americans with Disabilities Act Amendments, the Lily Ledbetter Fair Pay Act, the Fair Labor Standards Act, as amended, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the Genetic Information Nondiscrimination Act, the Uniform Services Employment and Reemployment Act, any other federal anti-discrimination statutes, any applicable state statute or local law or ordinance pertaining to anti-discrimination, minimum wage, wage payment, retaliation, workers’ compensation, unlawful employment policies and/or practices, violation of federal, state and/or local whistleblower laws, tort actions or breach of contract claims, statutes or at common law, or any similar matters as a result of the termination of employment with KNAC INC and employment or termination thereof by the US Buyer), in each case, following the Effective Time; provided, however, that the Buyer Parties shall not be so obligated to so indemnify, defend and hold harmless pursuant to this clause (d) to the extent such Losses arose out of, resulted from, or related to, (i) any breach or non-fulfilment of any covenant or agreement made by Sellers under this Agreement, or (ii) any inaccuracy in, misrepresentation of, or breach of the representations and warranties of Sellers contained in Article IV, regardless of survival period.
Section 9.04    Procedure.
(a)    A Person seeking indemnification hereunder (an “Indemnified Party”) shall give a written notice (a “Notice of Claim”) specifying the facts constituting the basis for its claim and, to the extent known, the amount of the claim, to the Person(s) from whom indemnification is sought hereunder (an “Indemnifying Party”). If the claim is not a Third Party Claim, the Indemnifying Party shall have ten (10) Business Days after delivery of the Notice of Claim to notify the Indemnified Party in writing of the nature and basis of its objection, if any, to the asserted claim for indemnification. If no such objection is received by the Indemnified Party within ten (10) Business Days after delivery of the Notice of Claim, the claim shall be deemed to be allowed and the Indemnifying Party shall pay such Claim within five (5) Business Days after expiration of such ten-day period.
(b)    If an Indemnified Party is seeking indemnification because of a claim asserted by any claimant other than an Indemnified Party, including for the avoidance of doubt any Tax Authority, (a “Third Party”), the Indemnified Party shall deliver a Notice of Claim to the Indemnifying Party promptly after such assertion is actually known to the Indemnified Party; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made or alleged by a Third Party (a “Third Party Claim”) shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume and conduct the defense of the Third Party Claim with counsel reasonably acceptable to the Indemnified Party; provided that (i) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party or any business thereof, (ii) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result, (iii) the Third Party Claim solely seeks (and continues to solely seek) monetary damages, and (iv) no conflict of interest arises that, under applicable principles of legal ethics would prohibit a single counsel from representing both the Indemnifying Party and the Indemnified Party in connection with the defense of such Third Party Claim. The Indemnified Party may thereafter participate in (but not control) the defense of any such Third Party Claim with its own counsel at its own expense; provided, however, that if (A) any of the conditions described in clauses (i)-(iv) above fails to occur or ceases to be satisfied, or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, then the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. If the Indemnifying Party elects not to defend the Indemnified Party with respect to such Third Party Claim, is prevented by the above clauses from doing so, or fails to notify the Indemnified Party of such election within a reasonable period of time based on the particular circumstances of the Third Party Claim (which in any event, shall not exceed ten (10) days), the Indemnified Party shall have the right, at its option, to assume and control defense of the matter at the expense of the Indemnifying Party, in such manner as it may deem reasonably appropriate, and the Indemnifying Party may thereafter participate in (but not control) the defense. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim that (1) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such Third Party Claim, (2) grants any injunctive or equitable relief or (3) may reasonably be expected to have an adverse effect on the Indemnified Party or any business thereof. The Indemnified Party has the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party or which is otherwise being defended by the Indemnified Party in accordance with the terms of this Section 9.04(b), without any prior notice to or consent from the Indemnifying Party, at the Indemnifying Party’s sole cost and expense. Each of the Parties shall make available to the other(s) all relevant information in his or its possession relating to any such Third Party Claim which is being defended by the other Party and shall otherwise reasonably cooperate in the defense thereof.
Section 9.05    Payment. A claim for indemnification under this Article IX shall be deemed finally determined upon the occurrence of any of the following: (a) it is deemed allowed under Section 9.04(a); (b) entry of any final judgment or award rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom; (c) full execution of a settlement of a Third Party Claim; (d) the Indemnified Party becoming obligated to pay any claim; or (e) the execution by the Indemnifying Party and Indemnified Party of a mutually binding agreement with respect to a claim. The Indemnifying

Party shall be required to pay all of the sums so owing in respect of such finally determined claim to the Indemnified Party by wire transfer of immediately available funds to an account designated by the Indemnified Party within five (5) Business Days after such final determination; provided, however, that, if Sellers are the Indemnifying Party, then Buyers shall first recover any indemnification payment or other amounts (or any portion thereof) then due and unpaid from any Seller, on a joint and several basis, by retaining and setting off such amounts (or any portions thereof) against any amounts due or to become due from Buyers to any Seller or any Affiliate of any Seller under this Agreement or any of the other Transaction Documents, and second, as Buyers may elect at their option (including on a joint and several basis directly from any Seller).
Section 9.06    Limitations on Indemnification. Sellers shall not be required to provide indemnification for claims made solely under Section 9.02(b) in respect of any claim arising under Section 9.02(b) unless and until the aggregate of all claims arising under Section 9.02(b) for which the Sellers are liable exceeds $486,000 (the “Deductible”), but once the aggregate amount of all such claims has exceeded such sum, the Sellers shall only be liable in respect of the amount by which the Deductible is exceeded. Sellers’ aggregate liability with respect to all claims of indemnification arising under Section 9.02(b) shall not exceed $14,580,000, except that the Parties acknowledge and agree that any claim arising out of, resulting from or relating to any inaccuracy in, misrepresentation of, or breach of the representations and warranties contained in Sections 4.02, 4.03(a), 4.22 (d), (e), (g), (h) (l) and (o) and 4.24 shall not be subject to such $14,580,000 limitation. The aggregate liability of Sellers pursuant to this ARTICLE IX shall not exceed the entire Purchase Price.
(b)    The Buyers (including the Buyer Indemnified Parties) shall not be entitled to claim that any fact, matter or circumstance causes any of the Sellers’ representations and warranties in ARTICLE IV to the extent such  fact, matter or circumstance was known to the Buyers at the date of signing of this Agreement. For the purposes of this Section 9.06(b), references to the Buyers’ knowledge shall be defined on Schedule 9.06(b).
(c)    No Party shall be liable to or otherwise responsible to any Person under this Agreement, and the term “Losses” shall not include, lost profits, consequential, indirect or punitive or similar damages, unless lost profits, consequential, indirect or punitive or similar damages are awarded to a Third Party pursuant to a Third Party Claim, or any losses arising as a result of any Person being listed on a stock exchange or other regulated market. The limitations on liabilities provided in this Section 9.06 in respect of inaccurate representations and warranties are intended to apply to all claims made in respect thereof, whether under this Agreement or common law. In the absence of fraud, following the Closing, neither Buyers nor any Seller shall have any liability to the other for any matters existing or arising prior to the Closing Date, except as provided in this ARTICLE IX, which shall constitute the sole remedy of the Parties for any breach of this Agreement.
Section 9.07    No claim shall lie against the Sellers under the representations and warranties given in ARTICLE IV to the extent that within twenty (20) Business Days following receipt of notification thereof under Section 9.04 the matter giving rise to such claim is remedied to the satisfaction of the Buyers without any cost to the Buyers.

Section 9.08    The Buyers (including the Buyer Indemnified Parties) shall not have any right to indemnification for any Losses:
(a)    to the extent the claim has been made good or otherwise compensated for without cost to the Buyers (including for the avoidance of doubt pursuant to Section 2.03) and accordingly the Buyers may only recover once in respect of the same Loss;
(b)    to the extent such Losses would not have arisen or been increased but for any change in law after the date of this Agreement;
(c)    to the extent that any allowance, provision or reserve in respect of a matter has been made or taken into account in the Baseline Balance Sheet; or
(d)    that represent the cost of repairs, replacements or improvements which enhance the value of the repaired, replaced or improved asset above its value on the Closing Date.
The provisions of this ARTICLE IX shall not apply to any action for specific performance to enforce any violations of Sellers’ covenants set forth in Section 6.09 hereof.
Section 9.09    Reductions for Insurance Proceeds and Other Recoveries. The amount of any Losses for which an Indemnified Party is finally determined to be entitled to indemnification under this ARTICLE IX shall be reduced by (i) any insurance proceeds received by such Indemnified Party with respect to such Losses, (ii) any Tax benefits realized by such Indemnified Party with respect to such Losses and (iii) indemnification or reimbursement payments received by any Indemnified Party from third parties with respect to such Losses. The Indemnified Party shall use commercially reasonable efforts to collect any amounts to which they may be entitled under insurance policies with respect to such Losses.
Section 9.10    Each Buyer Party agrees and undertakes that it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of the Sellers or an Affiliate of a Seller on whom it may have relied before agreeing to or entering into this Agreement.
Section 9.11    BUYERS HEREBY ACKNOWLEDGE THAT (I) THEY HAVE MADE THEIR OWN INDEPENDENT EXAMINATION, INVESTIGATION, ANALYSIS AND EVALUATION OF THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES, RESULTS OF OPERATIONS, FINANCIAL CONDITION, TECHNOLOGY AND PROSPECTS OF THE SELLERS AND KNAC LTD, (II) THEY HAVE BEEN PROVIDED ACCESS TO PERSONNEL, PROPERTIES, PREMISES AND RECORDS OF THE SELLERS FOR SUCH PURPOSE AND HAVE RECEIVED AND REVIEWED SUCH INFORMATION AND HAVE HAD A REASONABLE OPPORTUNITY TO ASK QUESTIONS OF AND RECEIVE ANSWERS RELATING TO SUCH MATTERS AS THEY DEEMED NECESSARY OR APPROPRIATE TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREIN, (III) THEY HAVE SUCH KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT THEY ARE CAPABLE OF EVALUATING THE MERITS AND RISKS OF THE SELLERS AND AN INVESTMENT IN THE PURCHASED ASSETS AND (IV) THE SELLERS HAVE DELIVERED OR MADE AVAILABLE TO THE BUYERS

OR THEIR ADVISORS ALL INFORMATION WHICH THE BUYERS OR THEIR ADVISORS HAVE REQUESTED FOR THE PURPOSE OF DECIDING WHETHER OR NOT TO ENTER INTO THIS AGREEMENT. BUYERS ACKNOWLEDGE AND AGREE THAT THEY HAVE NOT BEEN INDUCED BY AND HAVE NOT RELIED UPON ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, MADE BY ANY SELLER OR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EQUITY HOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT, WHETHER OR NOT SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY. BUYERS ACKNOWLEDGE AND AGREE THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, INCLUDING WITHOUT LIMITATION SECTION 4.05 AND THE OTHER REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN ARTICLE IV, (A) THEY ARE ACQUIRING THE PURCHASED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS” AND (B) SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE SELLERS, THE BUSINESS, THE ASSUMED CONTRACTS, ASSUMED LIABILITIES OR THE PURCHASED ASSETS.
Section 9.12    Bank Guarantee.
(a)    As security for any claim under this Agreement, the Sellers shall provide a bank guarantee in the amount of $14,580,000 (the “Sellers’ Bank Guarantee”) substantially in the form set out in Exhibit A hereto.
(b)    If the Buyers have made a claim under the terms of this Agreement against a Seller and (i) such Seller does not dispute such claim in accordance with the relevant provision of this Agreement or (ii) a disputed claim for indemnification is finally determined as set forth in Section 9.05, the Buyers and the Sellers shall, within five (5) Business Days following the expiry of the period during which the Sellers may dispute such claim, or within five (5) Business Days following the final determination of such claim, jointly instruct the guarantor under the Sellers’ Bank Guarantee to pay the amount of such claim (including, for the avoidance of doubt, any interest included within such claim) to the Buyers.
(c)    Except as set forth in the Sellers’ Bank Guarantee, on the six (6) month anniversary of the Closing, the guaranteed amount under the Sellers’ Bank Guarantee shall be reduced to $9,720,000. Except as set forth in the Sellers’ Bank Guarantee, on the twelve (12) month anniversary of the Closing, the guaranteed amount under the Sellers’ Bank Guarantee shall be reduced to $4,860,000.
(d)    If, and to the extent that, at 5.00 p.m. on the 18 month anniversary of Closing (the “Guarantee Period”), any claims (including, for the avoidance of doubt, any interest included within such claims) shall have been made by the Buyers and remain outstanding against the Sellers (“Unsatisfied Claims”), the Buyers and the Sellers shall jointly instruct the guarantor under the Sellers’ Bank Guarantee to immediately release the Sellers’ Bank Guarantee less the amount agreed by the Buyers and the Sellers as being a reasonably sufficient amount to be retained to cover any potential payments to be made in respect of all Unsatisfied Claims, provided, however, that no amount may remain unreleased if legal proceedings in respect of such Unsatisfied Claims have not been initiated within twelve (12) months following the expiry of the Guarantee Period. If, at any time after twelve (12) months following the expiry of the Guarantee Period, no court proceedings are pending with respect to any Unsatisfied Claim the Buyers and the Sellers shall jointly instruct the relevant guarantor to release any Sellers’ Bank Guarantees in the amount of such Unsatisfied Claim. Upon the satisfaction, settlement or withdrawal of any Unsatisfied Claims or, if failing such satisfaction, settlement or withdrawal, upon the resolution by the courts of all issues referred to them for resolution in respect of any Unsatisfied Claims following the payment to the Buyers (under the Sellers’ Bank Guarantee or otherwise) of amounts that the Parties shall have agreed upon or the courts have determined the Buyers is entitled, the Sellers’ Bank Guarantee shall be released.
(e)    Subject to the limitations set forth in Section 9.06 and the terms of Sellers’ Bank Guarantee, until all funds available pursuant to the Sellers’ Bank Guarantee have been exhausted, Buyers must assert any claims for indemnification under this ARTICLE IX under the Sellers’ Bank Guarantee in accordance with its terms (for the avoidance of doubt such that Buyers cannot assert any claims for indemnification under Article X (Sellers' Guarantor) before all funds available pursuant to the Sellers' Bank Guarantee have been exhausted).
ARTICLE X
SELLERS’ GUARANTOR
Section 10.01    In consideration of the Buyers agreeing to purchase the Business from the Sellers on the terms set out in this Agreement, the Sellers’ Guarantor hereby irrevocably guarantees to the Buyers the due and punctual payment by the Sellers of any monies payable to the Buyers or a Buyer Indemnified Person under this Agreement. This guaranty is an absolute, irrevocable and continuing guaranty of payment and not a guaranty of collection. The Sellers’ Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, and also notice of acceptance of this guaranty, acceptance on the part of the Buyers being conclusively presumed by the Sellers’ Guarantor. Except as set forth in Section 9.12(e), the Sellers’ Guarantor waives any right to require the Buyers to (i) proceed or enforce its rights against either Seller, or (ii) pursue any other right or remedy available to the Buyers.
Section 10.02    The Sellers’ Guarantor hereby represents and warrants to the Buyers as follows as of the date of the signing of this Agreement:
(a)    Organization. The Sellers’ Guarantor is a public limited liability company duly incorporated, validly existing under the laws of Norway.
(b)    Authorization. The Sellers’ Guarantor has all requisite corporate power and authority (i) to make, execute, deliver and perform this Agreement and (ii) to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Sellers’ Guarantor.

This Agreement constitutes the valid and legally binding obligation of Sellers’ Guarantor, enforceable in accordance with its terms.
(c)    Non-Contravention. Neither the execution or delivery of this Agreement by Sellers’ Guarantor, nor the consummation by Sellers’ Guarantor of the transactions contemplated hereby, will (i) conflict with or violate any Law of the place of incorporation of Sellers' Guarantor or any provision of the articles of incorporation of Sellers’ Guarantor, or (ii) require the consent, authorization or approval of, or notice to, or filing or registration with, any Person in the place of incorporation of Sellers' Guarantor.
(d)    Solvency. None of the following events have occurred in relation to Sellers’ Guarantor:
(i)    a receiver, manager, liquidator, administrator or trustee has been appointed in respect of Sellers’ Guarantor or any of its assets or anyone else is appointed who (whether or not as agent for Sellers’ Guarantor) is in possession, or has control, of any of Sellers’ Guarantor’s assets for the purpose of enforcing an Encumbrance;
(ii)    an application has been made to court or a resolution has been passed or an order has been made for the winding up or dissolution of Sellers’ Guarantor;
(iii)    Sellers’ Guarantor has proposed or has taken any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them; or
(iv)    Sellers’ Guarantor has stopped paying its debts when they become due or has declared or taken under any applicable law to be insolvent or Sellers’ Guarantor’s board of directors has resolved that it is, or is likely to become at some future time, insolvent.
Section 10.03    For the avoidance of doubt, the liabilities and obligations of the Sellers' Guarantor to the Buyers shall not exceed the liabilities and obligations of the Sellers to the Buyers under this Agreement (including Section 9.06,) and the Sellers' Guarantor shall be entitled to invoke the same rights, remedies and defences that the Sellers (or either of them) would be entitled to under the terms of this Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.01    Expenses. Except to the extent otherwise expressly provided in this Agreement, each Party shall bear its own expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, it being understood that in no event shall the Business bear any such costs and expenses.
Section 11.02    No Assignment. The rights and obligations of the Parties under this Agreement may not be assigned without the prior written consent of the other Parties to this

Agreement, provided that Buyers may, without the consent of Sellers, (a) assign any or all of their rights and interests hereunder to one or more of its Affiliates or (b) designate one or more of their Affiliates to perform its obligations under this Agreement (in any or all of which cases Buyers nonetheless will remain responsible for the performance of all their obligations hereunder).
Section 11.03    Headings. The headings contained in this Agreement are included for purposes of convenience only, and will not affect the meaning or interpretation of this Agreement.
Section 11.04    Entire Agreement, Integration, Modification and Waiver. This Agreement (including all Exhibits and Schedules attached hereto which are hereby incorporated herein and made a part of this Agreement as if set forth in full herein), together with the other Transaction Documents and the certificates or other instruments delivered hereunder or thereunder, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior understandings of the Parties with respect to the subject matter hereof. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by each of the Parties. No waiver of any of the provisions of this Agreement will be deemed to be or shall constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver. This Agreement shall not be construed more strictly against one Party merely by virtue of the fact that it has been prepared initially by counsel for one of the other Parties, nor shall interim unsigned drafts of this Agreement be binding in any manner, it being recognized that the Parties and their respective counsel have had a full and fair opportunity to negotiate and review the terms and provisions of this Agreement and to contribute to its substance and form.
Section 11.05    Severability. If any provision of this Agreement or the application of any provision of this Agreement to any Party or circumstance is, to any extent, adjudged invalid or unenforceable, the application of the remainder of such provision to such Party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement will not be affected thereby.
Section 11.06    No Third Party Beneficiaries. Other than the Indemnified Parties, this Agreement will not confer any rights or remedies upon any Person (including employees or contractors of any Seller) other than the Parties and their respective successors and permitted assigns.
Section 11.07    Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched), one (1) Business Day after having been dispatched by a nationally recognized overnight courier service or three (3) Business Days after having been deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, or nationally-recognized overnight courier, to the appropriate Party at the address or facsimile number specified below(or such other address for a Party hereto as will be specified by like notice):

If to any Seller or the Sellers’ Guarantor, to:
Kværner AS
Postal address: P.O. Box 74, 1325 Lysaker, Norway
Visiting address: Drammensveien 264, 0283 Oslo, Norway
Attention: c/o SVP Legal Henrik Inadomi
Facsimile: +47 21 08 99 99

With copies (which shall not constitute notice) to:
Advokatfirmaet BA-HR DA
Postal address: P.O. Box 1524 Vika, 0117 Oslo, Norway
Attention: Eli Karine Navestad
Facsimile: : +47 21 00 00 51

If to any Buyer, to:
Matrix Service Inc.
c/o Matrix Service Company
5100 E. Skelly Drive, Suite 700
Tulsa, Oklahoma 74135
Attention: Justin Sheets, Senior Director, Legal and Risk Management
Facsimile: (918) 625-2501

With copies (which shall not constitute notice) to:
Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172-0148
Attention: Mark Berman
Facsimile: (918) 586-8661

Section 11.08    Governing Law; Venue. This Agreement will be governed by and construed and enforced in accordance with the Laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of Law. Each Party consents to the exclusive personal jurisdiction, service of process and venue in the federal or state courts sitting in or for Washington County, Pennsylvania for any claim, suit or other proceeding arising under this Agreement, or in the case of any Third Party Claim subject to indemnification hereunder, in the court(s) where such Third Party Claim is brought.
Section 11.09    Counterparts and Electronic Signatures. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission, each of which will be deemed an original, but all of which together constitute one and the same instrument.
Section 11.10    Non-Recourse. In the absence of fraud or intentional misrepresentation, no past, present or future director, officer, employee, member, partner, stockholder, Affiliate, agent,

attorney or representative of Buyers or Sellers shall have any liability for any obligations or liabilities of Buyers or Sellers, respectively, under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.
Section 11.11    Disclosure Schedules. The inclusion of any information (including dollar amounts) in the Sellers’ Disclosure Schedules shall not be deemed to be an admission or acknowledgment by any Party that such information is required to be listed on such section of the relevant Sellers’ Disclosure Schedule or is material to or outside the Ordinary Course of Business of the Sellers. The information contained in this Agreement, the Exhibits hereto and the Sellers’ Disclosure Schedules is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever (including any violation of any Law or breach of contract). The listing (or inclusion of a copy) in the Sellers’ Disclosure Schedule of a document or other item in reference to one or more representations or warranties made herein shall be deemed adequate to disclose an exception to a separate representation or warranty made herein if it is reasonably clear that such document or other item applies to such other representation or warranty made herein. Unless the context otherwise requires, all capitalized terms used in the Sellers’ Disclosure Schedules shall have the respective meanings assigned to them in this Agreement. In the event of any inconsistency between the statements in the body of this Agreement (excluding the Sellers’ Disclosure Schedules) and those in the Sellers’ Disclosure Schedules attached hereto (other than an exception set forth as such in the Sellers’ Disclosure Schedules in relation to a specifically identified representation or warranty), those in the body of this Agreement shall control.
ARTICLE XII
DEFINITIONS
Section 12.01    Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“4204 Term” has the meaning set forth in Section 6.17(b).
“Acquired Intellectual Property Rights” means, collectively, the Intellectual Property Rights of KNAC INC and the Intellectual Property Rights of KNAC LTD, including any and all goodwill associated therewith.
“Acquisition Proposal” has the meaning set forth in Section 6.21(a).
“Actual Reconciliation Payment” has the meaning set forth in Section 2.03(e).
“Affiliate” means, with respect to any Person, any Family Member of such Person and any other Person controlling, controlled by or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the above, with respect to the Sellers, the term Affiliate shall not include any shareholder of Kværner ASA or such shareholder’s Affiliates.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Ancillary Competing Business” has the meaning set forth in Section 6.09(b).
“Assumed Contracts” has the meaning set forth in Section 1.01(d).
“Assumed Liabilities” has the meaning set forth in Section 1.03.
“Assumed Leases” has the meaning set forth in Section 1.01(f).
“Assumption Agreement” means the Assumption Agreement dated as of the Closing Date and entered into by US Buyer and KNAC INC in substantially the form attached hereto as Exhibit B.
“Bank Guarantee” means each bank guarantee or letter of credit and surety- and performance bonds or any similar comfort or covenant provided in respect of the obligations of KNAC INC in relation to the Purchased Assets as further detailed on Schedule 1.03(c).
“Balance Sheet Date” means September 30, 2013.
“Baseline Balance Sheet” means the September 30, 2013 pro-forma consolidated balance sheet of the Business attached hereto as Exhibit C.
“Bill of Sale” means the Bill of Sale dated as of the Closing Date and executed by KNAC INC in favor of US Buyer in substantially the form attached hereto as Exhibit D.
“Business” has the meaning set forth in Recital B.
“Business Day” means any day other than a Saturday or a Sunday or other day on which banking institutions in the State of Pennsylvania are authorized or required by Law or other governmental action to close.
“Buyers” has the meaning set forth in the preamble to this Agreement.
“Buyer Transaction Documents” means this Agreement and all documents, agreements and certificates to be executed or entered into by Buyers in connection with the transactions contemplated by this Agreement, including the Assumption Agreement.
“Canadian Business” means such part of the Business which is carried out by KNAC LTD.
“Canadian GAAP” means generally accepted accounting principles, consistently applied, as applied in Canada and as in effect from time to time.
“Cash Receipts” has the meaning set forth in Section 2.03(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any successor statutes and any regulations promulgated thereunder.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.
“CIE Multiemployer Pension Plan” has the meaning set forth in Section 4.16(t).
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Competing Business” has the meaning set forth in Section 6.09(b).
“Contracts” means all contracts, agreements, commitments and other arrangements of any nature, written or oral, relating to the Business and to which KNAC INC is a party or by which any Purchased Asset or other asset or property of KNAC INC is bound (including all purchase and sales orders, leases, licenses, sub-licenses, assignments and other similar commitments).
“Damages” means all damages, costs, losses, liabilities, claims, penalties, judgments, awards, settlements, expenses and fees (including court costs and reasonable attorneys’ fees and expenses).
“Debt” means, when used with reference to any Person, without duplication: (a) any liability of such Person created or assumed by such Person, or any Subsidiary thereof, (i) for borrowed money, (ii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage) given in connection with the acquisition of, or exchange for, any property or assets (other than inventory or similar property acquired and consumed in the ordinary course of such Person’s business), (iii) for the payment of money as lessee under leases that should be, in accordance with IFRS, recorded as financial leases for financial reporting purposes, (iv) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction or (v) under interest rate or currency swap transactions (valued at the termination value thereof); (b) any liability of others described in the preceding clause (a) guaranteed as to payment of principal or interest by such Person or in effect guaranteed by such Person through an agreement, contingent or otherwise, to purchase, repurchase or pay the related indebtedness or to pledge the security therefor; (c) all liabilities or obligations secured by an Encumbrance upon property owned by such Person and/or upon which liabilities or obligations such Person customarily pays interest or principal, whether or not such Person has assumed or become liable for the payment of such liabilities or obligations; and (d) any amendment, renewal, extension, revision or refunding of any such liability or obligation.

“Deductible” has the meaning set forth in Section 9.06(a).
“Disbursements” has the meaning set forth in Section 2.03(a).
“Disclosure Schedules or Schedules” means the schedules of this Agreement.
“Effective Time” means 11:59 p.m. (local time in Pittsburgh, Pennsylvania) on the Closing Date.
“Employees” means all individuals who are employed by KNAC INC or KNAC LTD as of the Effective Time and listed on Schedule 4.15(a), whether actively employed, on approved leave of absence or layoff or on salary continuation, sickness or accident or disability leave.
“Employment-related Claims" means any charge, claim, complaint, suit or action brought by or on behalf of any current or former Employee or applicant for employment wherein the substance of such charge, claim, complaint, suit or action arises from the employment relationship with KNAC INC, including any (i) breach of contract (whether written or oral, express or implied), (ii) employment discrimination, including without limitation violations of Title VII of the Civil Rights Act of 1964, as amended (“Title VII”), the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Lily Ledbetter Fair Pay Act, the Fair Labor Standards Act, as amended, the Equal Pay Act, the Worker Adjustment Retraining and Notification Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the Genetic Information Nondiscrimination Act, the Uniform Services Employment and Re-employment Act, COBRA, (iii) any other federal anti-discrimination statutes and/or any applicable state statute or local law or ordinance pertaining to anti-discrimination, minimum wage, wage payment, or retaliation, (iv) violation of federal, state and/or local whistleblower laws, (v) unlawful employment policies and/or practices, (vi) tort actions, (vii) retaliation claims, (viii) common law employment claims, (ix) breach of terms and conditions of employment, (x) violations of public policy,(xi) negligence, (xii) fraud, (xiii) intentional or negligent misrepresentation, (xiv) estoppel, (xv) interference with contractual relations, (xvi) intentional infliction of emotional distress, or (xvii) defamation.
“Encumbrances” means all claims, liens, mortgages, deeds of trust, pledges, Taxes, rights of way, building or use restrictions, assignments, charges, conditional sales agreements, defects in title, judgments, encumbrances, security interests, options, rights of first refusal, easements, restrictive covenants, hypothecations, encroachments and other similar restrictions or third-party rights, whether voluntarily incurred or arising by operation of law, and includes any agreements to give any of the foregoing in the future, and any contingent sale or other title retention agreements or leases in the nature thereof but shall expressly exclude any Permitted Liens.
“Environmental Law” means any applicable federal, state, provincial, municipal or local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof or at a previous time, relating to (a) threatened or actual of any of the following: emissions, discharges, releases escapes, injections, spills or dumping releases of Hazardous Materials into the natural environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly‑owned treatment works or septic systems; and/or (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation, shipment or remediation of Hazardous Materials; or (c) otherwise relating to the pollution or protection of the environment, health and safety, waste generation management, handling treatment, transportation or disposal, protection of environmentally sensitive areas, and includes, but is not limited to, CERCLA, CERCLIS and RCRA.

“Environmental Condition” means (i) the use, generation, handling, storage, emission, discharge, processing, reclamation, recycling, release, transportation or disposal of any Hazardous Material related to the operation of the Business; (ii) the presence of any such Hazardous Material in any environmental medium (air, water, soil, sediments, subsurface strata or ground water) at, on, in or under any property owned, leased or otherwise used in or by the Business at any time (regardless of whether the presence of such Hazardous Material is due in whole or in part to the actions or omissions of a third party); and (iii) any other failure of the operation of the Business or the assets used in the Business to be in compliance with applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any Person which, as of the relevant measuring date, is (or was) required to be treated with a Seller as a single employer under Section 414 of the Code.

“Estimated Reconciliation Payment” has the meaning set forth in Section 2.03(d).
“Excluded Assets” has the meaning set forth in Section 1.02.
“Excluded Liabilities” has the meaning set forth in Section 1.04.
“Family Member” means, with respect to any Person, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of such Person.
“Financial Statements” has the meaning set forth in Section 4.08(b).
“Governmental Authority” means any foreign, domestic, federal, territorial, provincial, state or local governmental authority, or any instrumentality, court, legislative body, commission, tribunal or organization of any such governmental authority, or any regulatory, administrative or other agency of any such governmental authority, or any political or other subdivision, department or branch of any of the foregoing.
“Hazardous Material” shall mean any solid, liquid, gas, odour, heat, vibration, radiation or other pollutant, hazardous, dangerous or toxic substance, material, mixture, or waste of any description whatsoever which is prohibited, controlled, restricted or regulated under any Environmental Laws or which is otherwise a threat or potential threat to human health, safety or the environment.

“IFRS” means international financial reporting standards, consistently applied, as in effect from time to time.
“Indemnified Party” has the meaning set forth in Section 9.04(a).
“Indemnifying Party” has the meaning set forth in Section 9.04(a).
“Independent Accountant” means an accounting firm of national reputation which is mutually acceptable to the Buyers and the Sellers.
“Intellectual Property Rights” means any and all proprietary and technical information, patents and patent rights, patent applications, service marks (registered and unregistered), trademarks (registered and unregistered), trademark and service mark applications, trade dress, domain names, trade names, software, copyrights, trade secrets, supplier lists and other supplier information, customer lists and other customer information, price lists, advertising and promotional materials, field performance data, research materials, other proprietary intangibles, databases, processes, technical know-how, business and product know-how, engineering and other drawings, designs, plans, methods, engineering and manufacturing specifications, technology, inventions, processes, methods, formulas, procedures, sales history, model numbers, literature and phone numbers, and operating and quality control manuals and data, except (i) any rights to use Intellectual Property Rights held by KAS or any Affiliate of the Sellers to the extent not exclusively used by the Business and (ii) any Intellectual Property Rights subsisting in the names “Kvaerner” or “Kværner” and any deviations thereof.
“KAS” has the meaning set forth in the preamble to this Agreement.
“KNAC LTD” has the meaning set forth in Recital A.
“KNAC LTD Audited Financial Statements” has the meaning set forth in Section 4.08(b).
“KNAC LTD Contracts” has the meaning set forth in Section 4.13(a).
“KNAC LTD Employee Plans” means (a) all severance pay, salary continuation, bonus, incentive, stock option or other equity-based, retirement, pension, profit sharing, deferred compensation, employment, vacation, supplemental retirement, retention, change of control, medical, life insurance, disability plans, programs, agreements, policies, contracts, funds or arrangements of any kind and (b) all other material employee benefit or fringe benefit plans, contracts, programs, agreements, policies, funds or arrangements of any kind; in each case, that are contributed to, sponsored or maintained by KNAC LTD as of the date hereof and that are for the benefit of any present or former employee, director, officer or consultant of KNAC LTD (or any of their dependents, survivors or beneficiaries); other than KNAC LTD Statutory Plans. For greater clarity, KNAC LTD Employee Plans do not include any “employee benefit plans” as defined in ERISA.
“KNAC LTD Statutory Plans” means benefit plans that KNAC LTD is required by Canadian statutes to contribute to in respect of the employees, directors, officers or consultants of KNAC LTD (or any of their dependents, survivors or beneficiaries), including the Canada

Pension Plan, Canadian Employment Insurance, and workers’ compensation insurance (as required by statute in each Canadian jurisdiction).
“KNAC INC” has the meaning set forth in the preamble to this Agreement.
“KNAC INC Audited Financial Statements” has the meaning set forth in Section 4.08(b).
“KNAC INC Employee Plans” means (a) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (b) all other severance pay, salary continuation, bonus, incentive, stock option or other equity-based, retirement, pension, profit sharing, deferred compensation, employment, vacation, supplemental retirement, retention, change of control, medical, life insurance, disability plans, programs, agreements, policies, contracts, funds or arrangements of any kind, and (c) all other material employee benefit or fringe benefit plans, contracts, programs, agreements, policies, funds or arrangements of any kind and any trust, escrow, or similar agreement related thereto, in each case, that are or were contributed to, sponsored or maintained by either Seller or their respective ERISA Affiliates and that are for the benefit of any present or former employee, director, officer or consultant of a Seller (or any of their dependents, survivors or beneficiaries). For greater certainty, KNAC INC Employee Plans do not include KNAC LTD Employee Plans or KNAC LTD Statutory Plans. Notwithstanding the foregoing, KNAC INC Employee Plans does not include any Multiemployer Plans. For the avoidance of doubt, KNAC INC Employee Plans shall not include GVP (Profit Sharing Plan) and AVP for 2013.
    “Knowledge of Sellers” means the current actual knowledge of any one or more of Jim Miller, Kenneth Simonsen, Peder Christian Melleby, Eli Karine Navestad, Troy Blair, Michelle Cowan (with respect to Employee matters only), Steven Harker and Jerome Myron. In addition, such individuals will be deemed to have knowledge of a particular fact or other matter if such individual could reasonably be expected to discover or otherwise become aware of that fact or matter by virtue of that individual’s position, duties or responsibilities.
“Law” means any law, common law, statute, code, ordinance, rule, regulation, decision, injunction, ruling, verdict, judgment, order, award, decree or other requirement enacted, adopted, issued or promulgated by any Governmental Authority anywhere in the world.
“Leased Real Properties” means the lands and premises leased by KNAC INC pursuant to the Assumed Leases.
“Longview Arbitration” means the arbitration case administered by the American Arbitration Association with Case No. 50 158 T 00411 11 relating to the Longview project and to which KNAC INC is a party, pending as at the date of this Agreement, and any and all claims in respect of the Longview project. For the purposes of this definition, “claims” shall mean any disputes, litigation, proceedings, claims or dispute resolution procedures.
“Losses” means, collectively, all liabilities, obligations, damages, deficiencies, losses, diminution in value, claims, actions, suits, proceedings, judgments, interest, fines, demands, awards, assessments, costs, Taxes, payments, penalties and expenses (including costs of investigations and reasonable attorneys’ fees), in each case whether or not accrued, absolute or contingent, known or unknown, fixed or unfixed, liquidated or unliquidated, secured or unsecured.
“Material Adverse Effect” means any state of facts, event, change or effect that has been or is reasonably likely to be materially adverse to the Business, results of operations, assets, liabilities, or financial condition of the Business, as determined from the perspective of a reasonable person in Buyers’ position, but shall not be deemed to include any changes resulting from general economic conditions affecting the industries in which the Business operates, seasonal variations, changes in foreign currency exchange rates, circumstances that affect the industries in which the Business operates generally that do not disproportionately affect the Business or as a result of increases in expenses as a result of the acquisitions contemplated hereby, or the announcement or pendency of the transactions contemplated by this Agreement.
“MEPP” means a “multi-employer pension plan” within the meaning of the Pension Benefits Act (Ontario).
“Multiemployer Pension Plan” means a Multiemployer Plan that is a defined benefit pension plan.
“Multiemployer Plan” means an employee benefit plan described in Section 3(37) of ERISA.
“Net Disbursements” has the meaning set forth in Section 2.03(a).
“No Consent Contract” has the meaning set forth in Section 6.03(d)
“Non-CIE Multiemployer Pension Plan” has the meaning set forth in Section 4.16(t).
“Notice of Claim” has the meaning set forth in Section 9.04(a).
“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practices of the Sellers in taking or refraining to take any particular action (including with respect to the quantity and frequency thereof).
“Owned Real Property” has the meaning set forth in Section 4.10(a).
“Parent Company Guarantees” means certain parent company guarantees issued by Kværner ASA as further detailed on Schedule 1.03(c).
“Parties” or “Party” has the meaning set forth in the preamble to this Agreement.
“Permits” means all permits, licenses, franchises, privileges, immunities, approvals, qualifications, registrations, certificates and other authorizations and similar rights of KNAC INC or KNAC LTD granted by or obtained from any Governmental Authority which are necessary to operate the Business, in all materiality, as it is currently being conducted.
“Permitted Liens” means (a) all liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable or are reserved for in the

Baseline Balance Sheet or incurred in the Ordinary Course of Business thereafter, (b) mechanics’, workmens’, repairmens’, warehousemens’, carriers’ or other statutory liens arising or incurred in the Ordinary Course of Business, (c) minor defects of title that do not and could not interfere with the use of the affected property or materially diminish the value thereof, or (d) liens and Encumbrances disclosed in the Schedules or Exhibits to this Agreement.
“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, Governmental Authority, estate, trust or other entity or organization.
“Pro-Forma Financial Statements” has the meaning set forth in Section 4.08(a).
“Properties” means, collectively, the Owned Real Property and the Leased Real Properties.
“Purchase Price” means $97,200,000 (United States dollars NINETY SEVEN MILLION TWO HUNDRED THOUSAND).
“Purchased Assets” has the meaning set forth in Section 1.01.
“Purchased Shares” has the meaning set forth in Recital A.
“RCRA” means the Resource Conservation and Recovery Act, as amended, or any successor statutes or regulations promulgated thereunder.
“Reconciliation Period” has the meaning set forth in Section 2.03(a).
“Reconciliation Statement” has the meaning set forth in Section 2.03(a).
“Reconciliation Tax” has the meaning set forth in Section 2.03(b).
“Remedial Action” means any action or series of actions to identify, evaluate, assess, investigate, contain, control, clean up, remediate or otherwise respond to any Environmental Condition or comply with any Environmental Laws, including, but not limited to, the design, acquisition and installation of any necessary equipment or other improvements consistent with prudent engineering judgment and good industrial practices, including such actions undertaken under a voluntary risk assessment or remediation plan.
“Seller” or “Sellers” has the meaning set forth in the preamble to this Agreement.
“Sellers’ Bank Guarantee” has the meaning set forth in Section 9.12(a).
“Sellers’ Guarantor” has the meaning set forth in the preamble to this Agreement.
“Seller Transaction Documents” means this Agreement and all documents, agreements and certificates to be executed or entered into by any Seller in connection with the transactions contemplated by this Agreement, including the Bill of Sale and the Assumption Agreement.

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by any Seller, or (ii) any Seller is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.
“Tax(es)” means (a) any and all federal, state, city, county, municipal, local and foreign taxes (including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, stamp taxes, license taxes, property taxes, value added taxes, employment and payroll-related taxes (including social security, unemployment insurance, employer health, and employee income tax withholding), property taxes, business license taxes, corporate taxes, franchise taxes, occupation taxes, unclaimed property taxes, windfall profits taxes, environmental taxes, recapture taxes, alternative minimum taxes, PBGC premiums, customs, import duties and any other governmental charges and assessments of the same or similar nature), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto, whether disputed or not, (b) liability for any such item described in clause (a) that is imposed by reason of U.S. Treasury Regulation section 1.1502‑6 or similar provisions of Law, and (c) liability for any such item described in clause (a) imposed on any transferee, successor or indemnitor, by contract or otherwise.
“Tax Authority” means any federal, state, local, city, county, municipal, or foreign Tax service, agency, office, commission, department, bureau or similar organization, including any court, tribunal, or similar judicial agency, with regulatory authority to assess, assert or otherwise impose Tax adjustments or collect unpaid Taxes of any Person.
“Tax Incentives” is defined in Section 4.07(o).
“Tax Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period, e.g., a quarter) with respect to which any Tax may be imposed under any applicable Law.
“Tax Returns” means all returns, declarations, reports, claims for refunds, information returns and other statements or documents relating to Taxes, including any schedules or attachments thereto and any amendments thereof.
“Third Party” has the meaning set forth in Section 9.04(b).
“Third Party Claim” has the meaning set forth in Section 9.04(b).
“Transaction Documents” means, collectively, the Buyer Transaction Documents and the Seller Transaction Documents.
“Transition Benefits” has the meaning set forth in Section 6.16(c).
“Transition Period” has the meaning set forth in Section 6.16(c).
“Transitional Services Agreement” means the transitional services agreement attached as Exhibit E to be entered into at Closing between the Buyers and Aker Solutions Inc.

“Treasury Regulations” means the regulations promulgated under the Code.
“US Business” means such part of the Business which is carried out by KNAC INC.
“USD” means United States dollars.
“US GAAP” means generally accepted accounting principles, consistently applied, as applied in the United States and as in effect from time to time.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.
Section 12.02    Rules of Construction. All articles, section, schedule and exhibit references used in this Agreement are to articles, sections, schedules and exhibits of and to this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
(a)    Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neuter genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. Any reference to any federal, state, local or foreign Law will be deemed also to refer to all rules and regulations promulgated under such Law, unless the context requires otherwise. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”.
(b)    The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(c)    The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(d)    All references to currency and “$” herein shall be to, and all payments required hereunder shall be paid in, United States dollars.
(e)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

BUYERS:

MATRIX NORTH AMERICAN CONSTRUCTION, INC.

By:	/s/ Jason W. Turner
Name:	Jason W. Turner
Title:	President

MATRIX CANADIAN HOLDINGS, INC.

By:	/s/ Jason W. Turner
Name:	Jason W. Turner
Title:	President

MATRIX:

MATRIX SERVICE COMPANY

By:	/s/ John R. Hewitt
Name:	John R. Hewitt
Title:	President and CEO

SELLERS:

KVAERNER NORTH AMERICAN CONSTRUCTION INC.

By:	/s/ James H. Miller
Name:	James H. Miller
Title:	EVP

KVÆRNER AS

By:	/s/ James H. Miller
Name:	James H. Miller
Title:	EVP

SELLERS’ GUARANTOR:

KVÆRNER ASA

By:	/s/ James H. Miller
Name:	James H. Miller
Title:	EVP